EXECUTION VERSION

BRIDGE FACILITY AGREEMENT OF UP TO USD200 000 000

for
HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED
and
GOLDEN CORE TRADE AND INVEST PROPRIETARY LIMITED
arranged by
ABSA BANK LIMITED
(acting through its Corporate and Investment Banking division)
CITIBANK, N.A., LONDON BRANCH
FIRSTRAND BANK LIMITED (LONDON BRANCH)
J.P. MORGAN SECURITIES PLC
with
ABSA BANK LIMITED
(acting through its Corporate and Investment Banking division)
as Facility Agent

CONTENTS

SECTION 1 INTERPRETATION	1

1.	DEFINITIONS AND INTERPRETATION 1

SECTION 2 FACILITY, PURPOSE AND CONDITIONS	31

2.	THE FACILITY 31

3.	PURPOSE 31

4.	CONDITIONS OF UTILISATION 31

SECTION 3 UTILISATION	33

5.	UTILISATION 33

SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION	35

6.	REPAYMENT 35

7.	PREPAYMENT AND CANCELLATION 35

SECTION 5 COSTS OF UTILISATION	41

8.	INTEREST 41

9.	INTEREST PERIODS 42

10.	CHANGES TO THE CALCULATION OF INTEREST 42

11.	FEES 43

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS	45

12.	TAX GROSS UP AND INDEMNITIES 45

13.	INCREASED COSTS 48

14.	OTHER INDEMNITIES 50

15.	MITIGATION BY THE LENDERS 52

16.	COSTS AND EXPENSES 52

SECTION 7 GUARANTEE	54

17.	GUARANTEE AND INDEMNITY 54

SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT	57

18.	REPRESENTATIONS 57

19.	INFORMATION UNDERTAKINGS 63

20.	FINANCIAL COVENANTS 69

21.	GENERAL UNDERTAKINGS 69

22.	APPLICATION OF SANCTIONS PROVISIONS TO THE LENDERS 76

23.	EVENTS OF DEFAULT 77

SECTION 9 CHANGES TO PARTIES	83

24.	CHANGES TO THE LENDERS 83

25.	CHANGES TO THE OBLIGORS 85

SECTION 10 THE FINANCE PARTIES	86

26.	ROLE OF THE FACILITY AGENT 86

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES 94

28.	SHARING AMONG THE FINANCE PARTIES 94

29.	CONTRACTUAL RECOGNITION OF BAIL-IN 95

30.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS 97

SECTION 11 ADMINISTRATION	99

31.	PAYMENT MECHANICS 99

32.	SET OFF 102

33.	NOTICES 102

34.	CALCULATIONS AND CERTIFICATES 106

35.	PARTIAL INVALIDITY 107

36.	REMEDIES AND WAIVERS 107

37.	AMENDMENTS AND WAIVERS 107

38.	CONFIDENTIALITY 113

39.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS 115

40.	RENUNCIATION OF BENEFITS 117

41.	COUNTERPARTS 117

42.	WAIVER OF IMMUNITY 117

43.	SOLE AGREEMENT 117

44.	NO IMPLIED TERMS 117

45.	EXTENSIONS AND WAIVERS 117

46.	INDEPENDENT ADVICE 118

SECTION 12 GOVERNING LAW AND ENFORCEMENT	119

47.	GOVERNING LAW 119

48.	JURISDICTION 119

49.	SERVICE OF PROCESS 119

SCHEDULE 1 THE ORIGINAL PARTIES	120

PART I THE ORIGINAL OBLIGORS	120

PART II THE ORIGINAL LENDERS	121

SCHEDULE 2 CONDITIONS PRECEDENT	122

SCHEDULE 3	125

FORM OF UTILISATION REQUEST	125

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE	126

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE	128

SCHEDULE 7	129

PART A EXISTING SECURITY	129

SCHEDULE 8 TIMETABLES	130

SCHEDULE 9 DISCLOSED POTENTIAL ENVIRONMENTAL CLAIM	131

SCHEDULE 10 DISCLOSED LOANS	132

SCHEDULE 11 PERMITTED TRANSFEREES	133

SCHEDULE 12 COMPANIES TO BE WOUND UP/REORGANISED	137

2

PARTIES:
This Agreement is made between:

(1)	Harmony Gold Mining Company Limited (the Parent);

(2)	Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited (the Borrowers);

(3)	Absa Bank Limited (acting through its Corporate and Investment Banking division) as Mandated Lead Arranger, Bookrunner and Original Lender;

(4)	Absa Bank Limited (acting through its Corporate and Investment Banking division) as agent of the other Finance Parties (the Facility Agent);

(5)	Citibank, N.A., London Branch as Mandated Lead Arranger and Bookrunner;

(6)	Citibank, N.A., Jersey Branch as Original Lender;

(7)	FirstRand Bank Limited (London Branch) as Mandated Lead Arranger, Bookrunner and Original Lender;

(8)	J.P. Morgan Securities Plc as Mandated Lead Arranger and Bookrunner; and

(9)	JPMorgan Chase Bank, N.A., London Branch as Original Lender.

(i)

IT IS AGREED AS FOLLOWS:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

1.1.1	Acceptable Bank means:

1.1.1.1	any of the Lenders;

1.1.1.2
Bank of South Pacific Limited, Australia and New Zealand Banking Group Limited, Westpac Banking Corporation, Westpac Bank PNG Ltd, Nedbank Limited, Absa Bank Limited, Citibank N.A., JPMorgan Chase Bank, N.A., London Branch, The Standard Bank of South Africa Limited, FirstRand Bank Limited, Investec Bank Limited, HSBC plc and HSBC Johannesburg Branch;

1.1.1.3
a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of bbb- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or baa3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

1.1.1.4	any other bank or financial institution approved by the Facility Agent.

1.1.2	Acquisition means the acquisition by the Obligors of the applicable Acquisition Assets pursuant to the Acquisition Documents and as contemplated by the Funds Flow Statement.

1.1.3
Acquisition Agreement means the written agreement entitled “Sale Agreement” concluded between AngloGold and the Original Obligors, dated 12 February 2020, in relation to the Acquisition, as amended pursuant to the written agreement entitled “First Addendum” concluded between AngloGold and the Original Obligors, dated 30 April 2020.

1.1.4	Acquisition Assets means the sale equity, mining businesses, assets and liabilities comprising the Sale Package.

1.1.5	Acquisition CP Fulfilment Date means the date on which the Acquisition Documents have become fully unconditional in accordance with their terms.

1.1.6	Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by an Obligor in connection with the Acquisition or the Acquisition Documents.

1.1.7	Acquisition Documents means:

1.1.7.1	the Acquisition Agreement;

1.1.7.2	any other agreement or document that may be designated as an Acquisition Document by written agreement between the Facility Agent and the Parent; and

1.1.7.3	any amendment or restatement agreement to any Acquisition Document listed in Clauses 1.1.7.1 and 1.1.7.2 above.

1.1.8	Acquisition Price means the “Purchase Price” as defined in the Acquisition Agreement.

1.1.9	Acquisition Structure Chart means the structure chart describing the Acquisition prepared by the Parent.

1.1.10	Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

1.1.11	Agreement means this bridge facility agreement, including its Schedules.

1.1.12	AngloGold means AngloGold Ashanti Limited (registration number 1944/017354/06), a public company duly incorporated in accordance with the company laws of South Africa.

1.1.13	Anti-Corruption Laws means all laws, rules and regulations of any jurisdiction applicable to any Obligor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

1.1.14	Applicable Margin means:

1.1.14.1	for the period commencing on the Signature Date and ending on (but excluding) the First Margin Step-up Date, 1,8% (nominal annual compounded quarterly);

1.1.14.2	for the period commencing on the First Margin Step-up Date and ending on (but excluding) the Second Margin Step-up Date, 2,4% (nominal annual compounded quarterly); and

1.1.14.3	for the period commencing on the Second Margin Step-up Date and ending on (but excluding) the Final Repayment Date, 3% (nominal annual compounded quarterly).

1.1.15
Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

1.1.16	AUSD means Australian Dollars, the lawful currency of Australia.

1.1.17	Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration.

1.1.18	Availability Period means the period from and including the Signature Date to and including the date which is the earlier to occur of:

1.1.18.1	the date on which the Available Facility has been reduced to zero;

1.1.18.2	the date on which all of the Commitments are cancelled in accordance with the terms of this Agreement;

1.1.18.3	the date on which the Acquisition Agreement is terminated;

1.1.18.4	the last date on which the Acquisition can be completed in accordance with the terms of the Acquisition Documents, including any permitted extensions; and

1.1.18.5	31 December 2020.

1.1.19	Available Commitment means a Lender's Commitment minus:

1.1.19.1	the amount of its participation in any outstanding Loan; and

1.1.19.2	in relation to any proposed Utilisation, the amount of its participation in any Loan that are due to be made on or before the proposed Utilisation Date.

1.1.20	Available Facility means, the aggregate for the time being of each Lender's Available Commitment.

1.1.21
Basel II Accord means the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

1.1.22
Basel II Approach means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

1.1.23	Basel II Regulation means:

1.1.23.1	any applicable law implementing the Basel II Accord; or

1.1.23.2	any Basel II Approach.

1.1.24	Basel III means:

1.1.24.1
the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

1.1.24.2
the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement on Banking Supervision in December 2010, each as amended, supplemented or restated;

1.1.24.3	any Basel III Regulation; and

1.1.24.4	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

1.1.25
Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with or any change in (or in the interpretation, administration or application of or compliance with) Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), including but not limited to the Capital Requirements Directive (CRD IV).

1.1.26	Basel III Regulation means any applicable law implementing Basel III save and to the extent that it re-enacts a Basel II Regulation.

1.1.27	BEE means broad-based black economic empowerment, as contemplated in the BEE Act.

1.1.28
BEE Act means the Broad-Based Black Economic Empowerment Act, 53 of 2003, as amended, together with any regulations promulgated thereunder, the Codes, and any relevant sector charter(s) or codes applicable to the business of the Harmony Moab BEE Entity and a Golden Core BEE Partner published in terms thereof, all as amended from time to time.

1.1.29
BEE Entity means a special purpose entity incorporated under the laws of South Africa and established in order to consummate a BEE transaction pursuant to which such entity may acquire up to 3% (three per cent) of the issued ordinary shares of Harmony Moab;

1.1.30	Breakage Costs means the amount (if any) by which:

1.1.30.1
the interest excluding the Applicable Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

1.1.30.2
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

1.1.31	Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Johannesburg, London and New York.

1.1.32
Buy-In Option means the right of Papua New Guinea exercisable at any time prior to the commencement of mining to make a single purchase of up to a 30% (thirty per cent) equitable interest in any mineral discovery arising from any or all of Exploration Licences No EL 440 and EL 1105 and Exploration Licence Application ELA 1927 at a price pro-rata to the accumulated exploration expenditure thereon.

1.1.33
Cash means, at any time, cash denominated in ZAR, USD, PNGK or AUSD in hand or in a bank account and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

1.1.33.1	that cash is repayable within 90 (ninety) days after the relevant date of calculation;

1.1.33.2	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

1.1.33.3
there is no Security over that cash except for any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

1.1.33.4	the cash is freely and (except as mentioned in Clause 1.1.33.1 above) immediately available to be applied in repayment or prepayment of the Facility.

1.1.34	Cash Equivalent Investments means at any time:

1.1.34.1	certificates of deposit maturing within 1 (one) year after the relevant date of calculation, issued by an Acceptable Bank;

1.1.34.2
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in Clause 1.1.34.1 above and (iii) can be turned into cash on not more than 90 (ninety) days' notice; or

1.1.34.3	any other debt security or investment approved by the Majority Lenders, in each case, denominated in ZAR, USD, AUSD or PNGK and to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

1.1.35	Closing Date has the meaning given to that term in the Acquisition Document.

1.1.36	Code means the US Internal Revenue Code of 1986.

1.1.37
Codes means the Codes of Good Practice on Black Economic Empowerment gazetted on 9 February 2007 by the Department of Trade and Industry in terms of the BEE Act and the Codes of Good Practice on Black Economic Empowerment gazetted on 11 October 2013 by the Department of Trade and Industry in terms of the BEE Act, and in each case, any replacement or amended Codes of Good Practice.

1.1.38	Commitment means:

1.1.38.1
in relation to an Original Lender, the amount set opposite its name under the heading Commitment in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement;

1.1.38.2	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

1.1.39	Companies Act means the Companies Act, 2008.

1.1.40	Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

1.1.41
Confidential Information means all information relating to the Parent, any other Obligor, the Group, the Joint Ventures, the Finance Documents, the Facility, the Acquisition Documents and the Acquisition Assets of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

1.1.41.1	any member of the Group or any of its advisers; or

1.1.41.2	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

1.1.41.3	information that:

1.1.41.3.1	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

1.1.41.3.2	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

1.1.41.3.3
is known by that Finance Party before the date the information is disclosed to it in accordance with Clauses 1.1.41.1 or 1.1.41.2 above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

1.1.41.4	any Funding Rate or Reference Bank Quotation.

1.1.42	Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Facility Agent.

1.1.43	Control means:

1.1.43.1	in relation to a company the shares of which are not listed on a stock exchange where another company or legal entity or person (whether alone or pursuant to an agreement with others):

1.1.43.1.1	holds or controls more than 50% (fifty per cent) of the voting rights (taking into account when such voting rights can be exercised) in that company; or

1.1.43.1.2	has the right to appoint or remove the majority of that company’s board of directors; or

1.1.43.1.3	has the power to ensure the majority of that company’s board of directors will act in accordance with its wishes; or

1.1.43.2	in relation to a company the shares of which are listed on a stock exchange:

1.1.43.2.1
the holding of shares or the aggregate of holdings of shares or other securities in a company entitling the holder thereof to exercise, or cause to be exercised 35% (thirty five per cent) or more of the voting rights at shareholder meetings of the company irrespective of whether such holding or holdings confers de facto control, provided that should there be other shareholders holding more than 35% (thirty five per cent), 35% (thirty five per cent) shall be read to refer to the largest percentage shareholding held at the time;

1.1.43.2.2
the holding or control by a shareholder or member alone or pursuant to an agreement with other shareholders or members of more than 35% (thirty five per cent) of the voting rights in the company irrespective of whether such holding or holdings confers de facto control, provided that should there be other shareholders holding more than 35% (thirty five per cent), 35% (thirty five per cent) shall be read to refer to the largest percentage shareholding held at the time, provided that if the prescribed percentage of securities for the making of a mandatory offer under section 123 (Mandatory offers) of the Companies Act is changed to a threshold higher or lower than 35% (thirty five per cent), then the references above to 35% (thirty five per cent) shall be to that higher or lower prescribed percentage.

1.1.44
Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

1.1.45	Defaulting Lender means any Lender:

1.1.45.1
which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Parent (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

1.1.45.2	which has otherwise rescinded or repudiated a Finance Document; or

1.1.45.3	in respect of which an insolvency event as contemplated in Clauses 23.6 and 23.7 has occurred and is continuing, unless, in the case of Clause 1.1.45.1 above:

1.1.45.4	its failure to pay, is caused by:

1.1.45.4.1	administrative or technical error; or

1.1.45.4.2	a Disruption Event, and
payment is made within 10 (ten) Business Days of its due date; or

1.1.45.5	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

1.1.46
Derivatives Transaction means a contract, agreement or transaction which is a rate swap, basis swap, forward rate transaction, bond option, interest rate option, cap, collar or floor, gold derivative, foreign exchange transaction or any other similar transaction and/or any combination of such transaction, in each case, whether on-exchange or otherwise, and which shall include the 'Gold Price Derivative Transactions' as defined in and concluded under the Hedging Documents.

1.1.47	Disruption Event means either or both of:

1.1.47.1
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.47.2	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

1.1.47.2.1	from performing its payment obligations under the Finance Documents; or

1.1.47.2.2	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

1.1.48
Distribution means any payment by way of interest, principal, dividend, fee, royalty or other distribution or payment by or on behalf of the Parent to or for the account of any shareholder or member of the Parent or any person that directly or indirectly controls or is controlled by any shareholder or member of the Parent.

1.1.49	EBITDA means, in respect of any person, and any period, the consolidated operating profit before income tax for such period:

1.1.49.1	(to the extent not already excluded) before interest received or receivable and interest paid or payable;

1.1.49.2	(to the extent not already excluded) adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

1.1.49.3	(to the extent not already excluded) before deducting any extraordinary costs and before including extraordinary income;

1.1.49.4	after deducting operating lease expenses relating to lease or hire purchase contracts that would have been treated as an operating lease in accordance with GAAP in force prior to 1 January 2019;
plus:

1.1.49.5	dividends received in cash from companies consolidated by the equity accounted method to the extent not already taken into account; and

1.1.49.6	depreciation and amortisation of any property plant and equipment and Intangible Assets.

1.1.50	Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.50.1	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.50.2	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.50.3	land (including, without limitation, land under water).

1.1.51	Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

1.1.52	Environmental Law means any applicable law or regulation which relates to:

1.1.52.1	the pollution or protection of the Environment;

1.1.52.2	the conditions of the workplace; or

1.1.52.3
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

1.1.53
Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

1.1.54
Equator Principles means the standards entitled "A financial industry benchmark for determining, assessing and managing environmental and social risk in projects" dated June 2013 and adopted by certain financial institutions, as the same may be amended or supplemented from time to time.

1.1.55
Eskom Guarantees means any guarantees or indemnities given by or on behalf of the Parent or any member of the Group to Eskom Holdings SOC Limited in an aggregate amount not exceeding ZAR900 000 000 (nine hundred million Rand) at any time.

1.1.56	Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).

1.1.57	Existing Facilities means the Existing USD Facilities and the Existing ZAR Facilities and Existing Facility means, as the context requires, either one of them.

1.1.58	Existing USD Facilities means the term and revolving credit facilities made available to the Parent pursuant to the Existing USD Facility Agreement.

1.1.59
Existing USD Facility Agreement means the written agreement entitled ”Term and Revolving Credit Facilities Agreement of up to USD400 000 000” concluded between, amongst others, the Parent and the USD Finance Parties, dated 19 August 2019, as amended from time to time.

1.1.60
Existing ZAR Facility Agreement means the written agreement entitled “First Amended and Restated ZAR2 000 000 000 Term and Revolving Credit Facilities Agreement” concluded between, amongst others, the Parent and the ZAR Facility Finance Parties, dated 26 September 2019, as amended from time to time.

1.1.61	Existing ZAR Facilities means the term and revolving credit facilities made available to the Parent pursuant to the Existing ZAR Facility Agreement.

1.1.62
Exploration Portfolio Joint Venture means the joint venture constituted by the joint venture agreement between Morobe Consolidated Goldfields Limited, Wafi Mining Limited, Morobe Exploration Limited, Newcrest PNG 3 Limited and Morobe Exploration Services Limited dated 22 May 2008.

1.1.63	Extension means an extension of the Final Repayment Date a described in Clause 6.2.

1.1.64	Extension Date means the date on which any Extension occurs.

1.1.65	Extended Final Repayment Date has the meaning given to it in Clause 6.2.1.1.

1.1.66	Facility means the bridge term loan facility made available under this Agreement as described in Clause 2 (The Facility).

1.1.67	Facility Office means:

1.1.67.1
in respect of a Lender the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 (five) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

1.1.67.2	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

1.1.68	FATCA means

1.1.68.1	sections 1471 to 1474 of the Code or any associated regulations;

1.1.68.2
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in Clause 1.1.68.1 above; or

1.1.68.3
any agreement pursuant to the implementation of any treaty, law or regulation referred to in Clause 1.1.68.1 or 1.1.68.2 above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

1.1.69	FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

1.1.70	FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

1.1.71
Fee Letters means the written fee letters entered into or to be entered into from time to time between the Borrowers, the Parent, the Original Lenders and/or the Facility Agent relating to the fees payable in respect of the Facility as contemplated in Clause 11 (Fees) below, and Fee Letter means any one of them as the context requires.

1.1.72	Final Repayment Date means the Initial Repayment Date or, if an Extension occurs, the Extended Final Repayment Date or the Second Extended Final Repayment Date, as applicable;

1.1.73	Finance Document means:

1.1.73.1	this Agreement;

1.1.73.2	the Funds Flow Statement;

1.1.73.3	each Security Document;

1.1.73.4	each Fee Letter;

1.1.73.5	the Utilisation Request;

1.1.73.6	each Compliance Certificate;

1.1.73.7	and any other agreement or document that may be designated as a Finance Document by written agreement between the Facility Agent and the Parent; and

1.1.73.8	any amendment or restatement agreement to any Finance Document listed in Clauses 1.1.73.1 to 1.1.73.7 above, and Finance Document means, as the context requires, any one of them.

1.1.74	Finance Parties means the Facility Agent, Mandated Lead Arrangers and each Lender and Finance Party means each or any of them (as the context may require.

1.1.75	Financial Close means the date on which the Facility Agent gives the notification under Clause 4.1 (Conditions precedent to first Utilisation) of this Agreement.

1.1.76	Financial Indebtedness means any indebtedness for or in respect of:

1.1.76.1	moneys borrowed;

1.1.76.2	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.76.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as balance sheet liability;

1.1.76.4	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.76.5	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.1.76.6	any Derivatives Transaction (and, when calculating the value of any derivative transaction, only the marked to market value or actual net amount payable thereunder shall be taken into account);

1.1.76.7	any amount raised by the issue of shares which are redeemable;

1.1.76.8	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

1.1.76.9	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in Clauses 1.1.76.1 to 1.1.76.8 above.

1.1.77	Financial Year means, at any time, the annual accounting period of the Group ending on 30 June in each calendar year.

1.1.78	First Margin Step-up Date means the date falling 6 (six) Months after the Signature Date;

1.1.79	Fundamental Control Event means any of the following:

1.1.79.1	any person or group of persons acting in concert gain(s) Control of the Parent, or the Parent is no longer listed on the JSE Securities Exchange;

1.1.79.2	a change in Control of any of the Material Obligors where the purchase consideration is not in cash, without the prior written consent of the Lenders;

1.1.79.3	a change in ownership or interests in any of the Joint Ventures from such ownership or interests as constituted at the date of this Agreement, but shall exclude:

1.1.79.3.1
a change in ownership or interests which arises as a result of the relevant Obligor that holds such ownership or interests at the date of this Agreement subsequently transferring such ownership or interests to another Material Obligor (including to a person that becomes a Material Obligor in accordance with the provisions of this Agreement on or before the date of such transfer of ownership), to the extent it is permitted to do so; and

1.1.79.3.2	a change in ownership or interests resulting from Papua New Guinea exercising its Buy-In Option.
For the purpose of this definition, a change of ownership or interests shall include any dilution in the interest of either of the joint venture parties to a Joint Venture as such interests are constituted at the date of this Agreement. For the purpose of Clause 1.1.79.1 above acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate Control of the Parent.

1.1.80
Fundamental Disposal Event means a disposal (whether by way of sale, lease, license, transfer, loan or other disposal) of any Material Asset for a purchase consideration other than cash, without the prior written consent of the Lenders.

1.1.81	Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 10.2.1.2 (Market disruption).

1.1.82	Funds Flow Statement means the funds flow statement in the agreed form delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent).

1.1.83	Golden Core means Golden Core Trade and Invest Proprietary Limited (registration number 2019/547039/07), a private company duly incorporated in accordance with the company laws of South Africa.

1.1.84
Golden Core BEE Partner means a community trust registered at the Master’s Office under the laws of South Africa and/or a share incentive or other scheme for the benefit of any employees, and established in order to comply with the terms of the Section 11 Ministerial Consent, pursuant to which such entities may acquire up to 10% (ten per cent) of the issued ordinary shares of Golden Core.

1.1.85
Golden Core BEE Transaction means the acquisition by a Golden Core BEE Partner of up to 10% (ten per cent) of the issued ordinary share capital of Golden Core as contemplated in the Section 11 Ministerial Consent;

1.1.86
Golden Core Disposal means any sale, lease, licence, transfer or other disposal by the Parent of up to 10% (ten per cent) of the issued ordinary shares of Golden Core under or in connection with the Golden Core BEE Partner, subject to compliance with the provisions of Clause 21.20 (Golden Core BEE Transaction).

1.1.87
Governmental Authority means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

1.1.88	Group means:

1.1.88.1	the Parent and each Borrower; and

1.1.88.2	each other Subsidiary of the Parent and each of the Borrowers for the time being.
For the avoidance of uncertainty, Wafi-Golpu Services Limited is not a member of the Group.

1.1.89	Harmony Moab means Harmony Moab Khotsong Operations Proprietary Limited (registration number 2006/039120/07), a private company duly incorporated in accordance with the company laws of South Africa.

1.1.90
Harmony Moab BEE Entity means a special purpose entity incorporated under the laws of South Africa and established in order to consummate a BEE transaction pursuant to which such entity may acquire up to 3% (three per cent) of the issued ordinary shares of Harmony Moab.

1.1.91	Hedging Documents bears the meaning assigned to such definition in the Existing Facilities.

1.1.92
Hidden Valley Joint Venture means the joint venture constituted by the joint venture agreement between Morobe Consolidated Goldfields Limited, Harmony PNG 20 Limited and Hidden Valley Services Limited dated 22 May 2008, as terminated on or about 30 June 2017.

1.1.93	Hidden Valley Mine means the gold and silver mining operations conducted on Mining Lease 151 at Hidden Valley, Lae Province, Papua New Guinea.

1.1.94	HMT means Her Majesty’s Treasury of the United Kingdom.

1.1.95	Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

1.1.96	IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

1.1.97	Impaired Facility Agent means the Facility Agent at any time when:

1.1.97.1	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

1.1.97.2	the Facility Agent otherwise rescinds or repudiates a Finance Document;

1.1.97.3	(if the Facility Agent is also a Lender) it is a Defaulting Lender under Clause 1.1.45.1, 1.1.45.2 or 1.1.45.3; or

1.1.97.4	an insolvency event as contemplated in Clauses 23.6 and 23.7 has occurred and is continuing with respect to the Facility Agent, unless, in the case of Clause 1.1.97.1 above:

1.1.97.5	its failure to pay is caused by:

1.1.97.5.1	administrative or technical error; or

1.1.97.5.2	a Disruption Event; and
payment is made within 10 (ten) Business Days of its due date; or

1.1.97.6	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

1.1.98	Initial Repayment Date means the date falling 6 (six) Months from the Signature Date.

1.1.99	Intangible Assets means intangible assets as per the financial statements delivered in terms of Clause 19.1 (Financial statements).

1.1.100
Intellectual Property Rights means any patents, trademarks, service marks, designs, trading or business names, copyrights, design rights, moral rights, inventions, confidential information, know-how, domain names, topographical or similar rights, database or other intellectual property rights and interests and the benefit of all applications and rights to use (including by way of licence) such assets of each Obligor, in each case whether registered or unregistered.

1.1.101	Interest Cover Ratio means, in respect of any Ratio Test Period:

1.1.101.1	EBITDA;

1.1.101.2	divided by Total Interest.

1.1.102	Interest Period means, in relation to a Loan, each period of 3 (three) Months, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

1.1.103
Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

1.1.103.1	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

1.1.103.2	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on the Quotation Day for USD.

1.1.104	Joint Venture Agreements means the joint venture agreements constituting the Wafi-Golpu Joint Venture and the Exploration Portfolio Joint Venture.

1.1.105	Joint Ventures means the Exploration Portfolio Joint Venture and the Wafi-Golpu Joint Venture.

1.1.106	Legal Reservations means:

1.1.106.1	the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

1.1.106.2	the time barring of claims based on prescription laws that apply in the jurisdiction of incorporation of a member of the Group;

1.1.106.3
any other matters which are set out as qualifications or reservations as to matters of law of general application in any of the legal opinions delivered pursuant to Clause 4.1 (Conditions precedent to first Utilisation).

1.1.107	Lender means:

1.1.107.1	any Original Lender; and

1.1.107.2	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

1.1.108	Leverage Ratio means, at any time, the ratio of Total Net Debt to EBITDA.

1.1.109	LIBOR means, in relation to any Loan:

1.1.109.1	the applicable Screen Rate;

1.1.109.2	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

1.1.109.3	if:

1.1.109.3.1	no Screen Rate is available for USD; or

1.1.109.3.2	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,

1.1.109.4
as of, in the case of Clauses 1.1.109.1 and 1.1.109.3 above, the Specified Time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

1.1.110	LMA means the Loan Market Association.

1.1.111	Loan means the Loan made or to be made under the Facility.

1.1.112	Majority Lenders means:

1.1.112.1
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate at least 66,67% (sixty six point six seven per cent) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 66,67% (sixty six point six seven per cent) of the Total Commitments immediately prior to the reduction); or

1.1.112.2	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate at least 66,67% (sixty six point six seven per cent) of all the Loans then outstanding.

1.1.113	Master’s Office means the relevant office of the Master of the High Court of South Africa.

1.1.114	Material Adverse Effect means a material adverse effect on:

1.1.114.1	the business, operations, property or condition (financial or otherwise) of the Parent, the Borrowers and/or the Group taken as a whole;

1.1.114.2	the ability of any Obligor to perform any of its obligations under the Finance Documents; or

1.1.114.3	the validity or enforceability of any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

1.1.115	Material Assets means:

1.1.115.1
the mining operations comprising the following mine shafts namely Kusasalethu (DMR Ref no. GP30/5/1/2/07MR), Tshepong and Phakisa (DMR Ref no. FS30/5/1/2/2/84MR), Doornkop (DMR Ref no. GP30/5/1/2/2/09MR), Masimong (DMR Ref no. FS30/5/1/2/2/82MR), Target 1 (DMR Ref no. FS30/5/1/2/2/14MR), Bambanani (DMR Ref no. FS30/5/1/2/2/83MR), Joel (DMR Ref no. FS30/5/1/2/2/13MR) and Harmony Moab (License No. NW30/5/1/2/2/15MR & 16MR);

1.1.115.2
the interests of Wafi Mining Limited in the Wafi-Golpu Joint Venture, being its rights under the Wafi-Golpu Joint Venture Agreement, its participating interest therein and its right to take its share in production thereof; and

1.1.115.3	the interests of Morobe Consolidated Goldfields Limited in the Hidden Valley Mine.

1.1.116	Material Obligors has the meaning given to that term in the Existing USD Facility Agreement.

1.1.117	MINEFI means the French Ministry of Finance.

1.1.118
Mining Law means any applicable law or regulation which relates to the conduct of prospecting, exploration and mining operations, including (in respect of operations in South Africa) the Mineral and Petroleum Resources Development Act, 2002 and (in respect of operations in Papua New Guinea) the Mining Act 1992 (PNG).

1.1.119	Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

1.1.119.1
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.1.119.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.

1.1.120	Obligors means the Borrowers and the Parent , and Obligor means each or any of them (as the context may require).

1.1.121	OFAC means the Office of Foreign Assets Control of the Department of Treasury of the United States of America.

1.1.122	Original Financial Statements means the audited consolidated financial statements of the Parent and Harmony Moab for the financial year ended 30 June 2019.

1.1.123	Original Obligor means each Borrower and the Parent.

1.1.124	Papua New Guinea means the Independent State of Papua New Guinea.

1.1.125	Parent means Harmony Gold Mining Company Limited (registration number 1950/038232/06), a public company duly incorporated in accordance with the company laws of South Africa.

1.1.126	Party means a party to this Agreement.

1.1.127	Permitted Guarantees means:

1.1.127.1	any guarantee under, or given in connection with the Existing Facilities;

1.1.127.2
any guarantees or indemnities given by any member of the Group (other than Golden Core) on behalf of any member of the Group in the ordinary course of its operational business requirements in an aggregate amount not exceeding USD35 000 000 (thirty five million United States Dollars) or its equivalent in any other currency or currencies;

1.1.127.3	any indemnity or guarantee granted in terms of the Finance Documents;

1.1.127.4	any guarantee required in terms of the Acquisition Documents to be provided by the Parent for the obligations of each other Obligor under the Acquisition Documents;

1.1.127.5	any guarantee which constitutes Permitted Indebtedness;

1.1.127.6	the Eskom Guarantees;

1.1.127.7	the Silicosis Settlement Guarantee;

1.1.127.8	the USD Environmental Guarantees;

1.1.127.9	the ZAR Environmental Guarantees;

1.1.127.10
any guarantee given by Harmony Gold Australia in favour of any Relevant Subsidiaries to enable such Relevant Subsidiary to obtain a class order that will reduce the IFRS and statutory audit requirements applicable to it; and

1.1.127.11	any other guarantee or indemnity granted with the prior written approval of the Facility Agent.

1.1.128	Permitted Indebtedness means:

1.1.128.1	any Financial Indebtedness arising under any of the Existing Facilities;

1.1.128.2	any Financial Indebtedness incurred pursuant to the Hedging Documents;

1.1.128.3
any Financial Indebtedness in respect of a lease or hire purchase contract concluded in the ordinary course of trading which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease;

1.1.128.4	any Financial Indebtedness of a member of the Group in respect of Permitted Guarantees;

1.1.128.5	any Financial Indebtedness of a member of the Group in respect of Permitted Loans;

1.1.128.6
any Financial Indebtedness of any member of the Group not included in Clauses 1.1.128.2 to 1.1.128.5, that does not result in Total Net Debt (including the Financial Indebtedness in Clause 1.1.128.1) of the Group exceeding the aggregate of :

1.1.128.6.1
ZAR2 500 000 000 (two billion five hundred million Rand) at any time plus the ZAR equivalent of USD450 000 000 (four hundred and fifty million United States Dollars), converted at the then prevailing exchange rate into a ZAR amount, provided that Golden Core shall not be permitted to incur Financial Indebtedness under this Clause 1.1.128.6.1; and

1.1.128.6.2
the ZAR equivalent amount of the Facility as at the Signature Date, calculated by converting the amount of the Facility into ZAR at the then prevailing exchange rate, provided that such amount may only be incurred under the Facility;

1.1.128.7
any Financial Indebtedness incurred by Golden Core provided that the aggregate amount of all such Financial Indebtedness does not exceed ZAR10 000 000 (ten million Rand) or its equivalent in any other currency or currencies;

1.1.128.8	any other Financial Indebtedness incurred with the prior written approval of the Facility Agent, which in either case is not otherwise prohibited or restricted in accordance with Clause 21.11 (Financial Indebtedness).

1.1.129	Permitted Loans means:

1.1.129.1	loans made by a Borrower to the Parent utilising the proceeds of any Utilisation under the Facility in order to fund a purpose referred to in Clause 3 (Purpose);

1.1.129.2
loans made by the Parent to any other member of the Group utilising the proceeds of any utilisation under the Existing Facilities in order to fund a permitted purpose under the Existing Facilities (Parent On Loans) and including on-loans made by any other member of the Group to any other member of the Group directly or indirectly from the proceeds of Parent On Loans;

1.1.129.3	trade credit granted in the ordinary course of a member of the Group’s day-to-day business upon terms usual for such trade;

1.1.129.4	loans by members of the Group existing prior to the Signature Date and which have been (i) disclosed in Schedule 10 (Disclosed Loans) hereto, or (ii) in the Original Financial Statements;

1.1.129.5	loans by a member of the Group which is not an Obligor existing prior to the Signature Date and which have been disclosed in the Original Financial Statements;

1.1.129.6
loans granted by any member of the Group to any other member of the Group other than as disclosed in 1.1.129.4 or 1.1.129.5 above, which do not at any time (on a consolidated basis taking into account all such loans) exceed ZAR300 000 000 (three hundred million Rand) or its equivalent in any other currency or currencies per Financial Year;

1.1.129.7	loans made by one member of the Group to any other member of the Group for the purposes of enabling the Borrowers or any other Obligor to meet its payment obligations under the Finance Documents;

1.1.129.8
a loan made by any member of the Group (other than Golden Core) to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group (other than Golden Core) does not exceed ZAR40 000 000 (forty million Rand) or its equivalent in any other currency or currencies or to an employee or director of a Borrower in terms of an approved employee share option scheme provided that on establishment, such scheme does not involve a net outflow of cash from the Group;

1.1.129.9
loans made by the Parent to Golden Core and on-lent by Golden Core, or loans made directly by the Parent, to a Golden Core BEE Partner for the purposes of financing the acquisition by that Golden Core BEE Partner of up to 10% (ten per cent) of the issued ordinary share capital of Golden Core as contemplated in the Section 11 Ministerial Consent, provided that the amount of such loans shall not exceed ZAR100 000 000 (one hundred million Rand) or its equivalent in any other currencies in aggregate;

1.1.129.10
loans made by the Parent to Harmony Moab and on-lent by Harmony Moab, or loans made directly by the Parent, to a Harmony Moab BEE Entity for the purposes of financing the acquisition by the Harmony Moab BEE Entity of up to 3% (three per cent) of the issued ordinary share capital of Harmony Moab pursuant to a BEE transaction in respect of Harmony Moab, provided that the amount of such loans shall not exceed ZAR100 000 000 (one hundred million Rand) or its equivalent in any other currencies in aggregate;

1.1.129.11
loans made by the Parent to any entity acquiring shares in a Group company pursuant to a BEE transaction in respect of that Group company, provided that the amount of such loans shall not exceed ZAR150 000 000 (one hundred and fifty million Rand) in aggregate; and

1.1.129.12	any other loans made with the prior written approval of the Facility Agent.

1.1.130	Permitted Security means:

1.1.130.1	any Security created in respect of the Existing Facilities;

1.1.130.2
Security created over any new asset, plant, machinery, equipment or property acquired and/or developed by any member of the Group to secure Permitted Indebtedness incurred for the purpose of financing the acquisition of such new asset, plant, machinery, equipment or property or the development, as the case may be, but not for the replacement or refurbishment or maintenance of an existing asset, plant, machinery, equipment or property;

1.1.130.3
Security created over any asset or property of an member of the Group (other than Golden Core) in order to secure Permitted Indebtedness for an aggregate amount (aggregated across all of the members of the Group (other than Golden Core)) not exceeding ZAR200 000 000 (two hundred million Rand) or its equivalent in any other currency or currencies;

1.1.130.4
Security created by operation of law, including without limitation any Environmental Law or Mining Law, and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

1.1.130.5
any Security which is existing prior to the Signature Date and which has been disclosed (i) in Schedule 7: (Existing Security) hereto, or (ii) in the Original Financial Statements and in all circumstances securing only indebtedness outstanding at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;

1.1.130.6
any netting or set-off arrangement entered into by a member of the Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances, and only such arrangements that are in existence at the Signature Date;

1.1.130.7	any Security entered into pursuant to any Finance Document as contemplated in the Finance Documents;

1.1.130.8	any cash collateralisation arrangements arising under:

1.1.130.8.1	the Eskom Guarantees provided that the amount provided as Security under those arrangements does not exceed ZAR210,000,000 at any time;

1.1.130.8.2	the ZAR Environmental Guarantees provided that the amount provided as Security under those arrangements does not exceed ZAR210,000,000 at any time;

1.1.130.8.3	the USD Environmental Guarantees provided that the amount provided as Security under those arrangements does not exceed USD20 000 000 at any time; and

1.1.130.8.4	the Silicosis Guarantee Facility and/or the Silicosis Settlement Guarantee ;

1.1.130.9	any other Security created with the prior written approval of the Facility Agent.

1.1.131	Permitted Share Issue means:

1.1.131.1	an Equity Raise;

1.1.131.2
an issue of ordinary shares by an Obligor to its Holding Company where, in the case of Golden Core, it has granted Transaction Security over all its issued shares, the newly-issued shares also become subject to the Transaction Security on the same terms;

1.1.131.3
an issue by Harmony Moab to a Harmony Moab BEE Entity for the purpose of financing the acquisition by a Harmony Moab BEE Entity of up to 3% (three per cent) of the issued ordinary share capital of Harmony Moab;

1.1.131.4
an issue by Golden Core to a Golden Core BEE Partner for the purpose of financing the acquisition by a Golden Core BEE Partner of up to 10% (ten per cent) of the issued ordinary share capital of Golden Core as contemplated in the Section 11 Ministerial Consent, subject to compliance with the provisions of Clause 21.20 (Golden Core BEE Transaction); and

1.1.131.5	a “Permitted Share Issue” as defined in the Existing Facilities.

1.1.132	Permitted Transferee means any person referred to Schedule 11 (Permitted Transferees), including any Affiliate of any such person.

1.1.133	PNGK means Papua New Guinea Kina, the lawful currency of Papua New Guinea.

1.1.134
Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

1.1.135	Ratio Test Date means the last day of March, June, September and December.

1.1.136	Ratio Test Period means each period of 12 (twelve) months ending on a Ratio Test Date.

1.1.137
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

1.1.138	Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank.

1.1.139	Reference Banks means the principal London offices of up to three banks agreed between the Facility Agent and the Parent from time to time, subject to the consent of the relevant banks.

1.1.140
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

1.1.141	Relevant Interbank Market means in relation to USD, the London interbank market.

1.1.142	Relevant Subsidiaries means:

1.1.142.1	Harmony Gold Securities Pty Ltd – ABN 69 087 480 902;

1.1.142.2	New Hampton Goldfields Ltd – ABN 53 009 193 999;

1.1.142.3	Harmony Gold WA Pty Ltd – ABN 84 099 119 918;

1.1.142.4	Harmony Gold Operations Ltd – ABN 44 005 482 842;

1.1.142.5	Abelle Limited – ABN 69 087 480 902;

1.1.142.6	Aurora Gold Limited – ABN 82 006 568 850; and

1.1.142.7	Harmony Gold (PNG Services) Limited – ABN 23 083 828 853.

1.1.143
Repeating Representations means each of the representations set out in Clause 18.1 (Status) to Clause 18.6 (Validity and admissibility in evidence), other than 18.5 (Benefit), Clause 18.10.1, Clause 18.11.1, Clause 18.11.2, Clause 18.12 (Financial statements), Clause 18.15 (Security Interest), Clause 18.16 (Pari passu ranking), Clause 18.21 (Authorised Signatures), Clause 18.22 (No immunity) and Clause 18.23 (Sanctions and anti-corruption); save that the references in Clause 18.12 to Original Financial Statements shall, for the purposes of this Repeating Representation, be construed as references to the most recent audited consolidated financial statements of the Group delivered to the Facility Agent under Clause 19.1 (Financial statements).

1.1.144	Representative means any representative, delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

1.1.145	Sale Package has the meaning given to that term in the Acquisition Document.

1.1.146	Sanctioned Entity means:

1.1.146.1
any person, country or territory which is listed on a Sanctions List or is subject to Sanctions, including without limitation and as at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria;

1.1.146.2	any person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.146.3	any person listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

1.1.146.4
any person located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or operating in or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

1.1.146.5
any person otherwise a target of Sanctions (being any person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

1.1.147
Sanctions means general trade, economic or financial sanctions, laws, regulations, trade embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority, and more specifically:

1.1.147.1	the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List and the List of Foreign Sanctions Evaders, each administered and enforced by OFAC;

1.1.147.2
the Financial Sanctions: Consolidated List of Targets and the Ukraine: list of persons subject to restrictive measures in view of Russia's actions destabilising the situation in Ukraine administered and enforced by HMT; or

1.1.147.3
any other list or public announcement or sanctions designation made by OFAC, HMT or any Sanctions Authority, in respect of the targets or scope of the Sanctions that are administered and enforced by a Sanctions Authority.

1.1.148	Sanctions Authority means each of:

1.1.148.1	the United Nations Security Council;

1.1.148.2	the European Union;

1.1.148.3	the Council of Europe (founded under the Treaty of London, 1946);

1.1.148.4	the government of the United States of America;

1.1.148.5	the government of the United Kingdom;

1.1.148.6	the government of the Republic of France;

1.1.148.7	the Hong Kong Monetary Authority;

1.1.148.8	the government of the Commonwealth of Australia,
and any of their Governmental Authorities, institutions or agencies, including, without limitation, OFAC, the US Department of Commerce, the US Department of State or the US Department of the Treasury, HMT and MINEFI.

1.1.149
Sanctions List means any of the lists maintained by any Sanctions Authority and any similar list maintained, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

1.1.150	Second Extended Final Repayment Date has the meaning given to it in Clause 6.2.1.2.

1.1.151	Second Margin Step-up Date means the date falling 3 (three) Months after the First Margin Step-up Date;

1.1.152
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on page LIBOR01 or LIBOR02 (as the case may be) of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Parent.

1.1.153	Section 11 Ministerial Consent has the meaning given to that term in the Acquisition Document.

1.1.154	Secured Assets means the assets which are expressed to be the subject of the Transaction Security.

1.1.155	Secured Parties means the Finance Parties (other than the Facility Agent).

1.1.156
Security means a mortgage, notarial bond, bond, cession in security, charge, security assignment, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.1.157
Security Document means the written agreement entitled “Cession and Pledge in Security” , dated on or about the Signature Date pursuant to which a cession in securitatem debiti is given in favour of each Lender by the Parent over the Shares in Golden Core and all current and future claims the Parent may have against Golden Core in respect of the Shares, whether in the form of shareholder loans or otherwise and the benefit of any security interest for the time being held by the Parent in respect of such claims.

1.1.158
Settlement Agreement means the written settlement agreement concluded on or about 3 May 2018 between, inter alia, the Parent and the lawyers representing the claimants in the silicosis class action litigation referred to in such agreement.

1.1.159	Shares means all or any shares held by the Parent in Golden Core.

1.1.160	Signature Date means the date of the signature of the Party last signing this Agreement in time.

1.1.161
Silicosis Guarantee Facility means the guarantee facility of up to R1,083,000,000 (one billion eighty three million Rand) concluded between Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division) and the Parent on or about 18 December 2019.

1.1.162	Silicosis Settlement Guarantee means the guarantee issued under the Silicosis Guarantee Facility in favour of a trust established pursuant to the Settlement Agreement.

1.1.163	Specified Time means a time determined in accordance with Schedule 8 (Timetables).

1.1.164
Subsidiary means a subsidiary as defined in the Companies Act and shall include any person who would, but for not being a company under the Companies Act, qualify as a subsidiary as defined in the Companies Act.

1.1.165	Tangible Net Worth means Total Assets less Intangible Assets less Total Liabilities.

1.1.166	Tangible Net Worth to Total Net Debt means, at any time, the ratio of Tangible Net Worth to Total Net Debt.

1.1.167
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.1.168	Total Assets means total assets as per the financial statements delivered in terms of Clause 19.1 (Financial statements).

1.1.169	Total Commitments means the aggregate of the Commitments being USD200 000 000 at the Signature Date.

1.1.170
Total Interest means, in respect of any period, the aggregate accruing during such period (without duplication and whether or not paid or payable within such period) of, in respect of the Group on a consolidated basis (and whether or not the principal or capital obligation by reference to which any of the following are determined is an obligation of the Group):

1.1.170.1
all interest, acceptance commission, guarantee fees and any other continuing, regular or periodic costs and expenses in the nature of interest (whether paid, payable or capitalised) incurred in effecting, servicing or maintaining Financial Indebtedness;

1.1.170.2
amounts payable (as reduced by amounts receivable) in respect of any Derivatives Transaction which is an interest rate hedging arrangement entered into to hedge risks arising in the normal course of business; and

1.1.170.3
the interest element of, and ancillary fees payable under, any finance leases (other than a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease).

1.1.171	Total Liabilities means total non-current liabilities plus total current liabilities as per the financial statements delivered in terms of Clause 19.1 (Financial statements).

1.1.172	Total Net Debt means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Financial Indebtedness but:

1.1.172.1	excluding any such obligations to any other member of the Group;

1.1.172.2	excluding any liability of any member of the Group relating to the ZAR Environmental Guarantees;

1.1.172.3	excluding any liability of any member of the Group relating to the USD Environmental Guarantees;

1.1.172.4	excluding any liability of any member of the Group arising from the Eskom Guarantees;

1.1.172.5	excluding any liability of any member of the Group arising from the Silicosis Guarantee Facility and/or the Silicosis Settlement Guarantee;

1.1.172.6
including, in the case of any lease or hire purchase contract, which would in accordance with IFRS, be treated as a finance or capital lease (other than a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease), their capitalised value; and

1.1.172.7	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time.

1.1.173	Transaction Documents means the Finance Documents and the Acquisition Documents.

1.1.174	Transaction Security means the Security created or expressed to be created in favour of the Lenders pursuant to the Security Document.

1.1.175	Transfer has the meaning given to it in Clause 24.1 (Cessions and delegations by the Lenders).

1.1.176	Transfer Certificate means a certificate substantially in the form set out Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrowers.

1.1.177	Transfer Date means, in relation to a Transfer, the later of:

1.1.177.1	the proposed Transfer Date specified in the Transfer Certificate; and

1.1.177.2	the date on which the Facility Agent executes the Transfer Certificate.

1.1.178	Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

1.1.179	USD means United States Dollars, the lawful currency of the United States of America.

1.1.180
USD Environmental Guarantees means any Financial Indebtedness relating to compliance with environmental and mining legislation in Papua New Guinea arising from rehabilitation operations in the form of environmental guarantees and financial security under such legislation in an aggregate amount not exceeding USD100 000 000 (one hundred million United Stated Dollars) at any time.

1.1.181	Utilisation means a utilisation of the Facility.

1.1.182	Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

1.1.183	Utilisation Request means a notice substantially in the form set out Schedule 3 (Form of Utilisation Request).

1.1.184	VAT means value added tax as provided for in the Value Added Tax Act, 1991 and any other tax of a similar nature.

1.1.185	Wafi-Golpu Joint Venture means the joint venture constituted by the joint venture agreement between Wafi Mining Limited, Newcrest PNG 2 Limited and Wafi-Golpu Services Limited dated 22 May 2008.

1.1.186	ZAR means South African Rand, the lawful currency of South Africa.

1.1.187
ZAR Environmental Guarantees means any Financial Indebtedness relating to compliance with environmental legislation in South Africa arising from rehabilitation operations in the form of environmental guarantees in an aggregate amount not exceeding ZAR1,300 000 000 (one billion three hundred million Rand) at any time.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.1
any Arranger, Bookrunner, the Facility Agent, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees;

1.2.1.2	assets includes present and future properties, revenues and rights of every description;

1.2.1.3	authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

1.2.1.4
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

1.2.1.5	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.6
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.1.7
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being one with which the relevant person is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.1.7.1	a provision of law is a reference to that provision as amended or re-enacted; and

1.2.1.7.2	a time of day is a reference to Johannesburg time.

1.2.1.8	Section, Clause and Schedule headings are for ease of reference only.

1.2.1.9
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.1.10	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.1.11
If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation Clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

1.2.1.12	Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

1.2.2	The Schedules to any Finance Document form an integral part thereof.

1.2.3
The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.2.4
The expiry or termination of any Finance Documents shall not affect such of the provisions of the Finance Documents as expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the Clauses themselves do not expressly provide for this.

1.2.5
The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

1.2.6
The use of any expression in any Finance Document covering a process or proceeding available under South African law such as winding-up or business rescue (without limitation eiusdem generis) shall, if any of the Parties to the Finance Documents is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous process or proceedings under the law of such other jurisdiction.

1.2.7	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

1.2.8
Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

1.3	Third party rights

1.3.1
Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

1.3.2
Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

SECTION 2
FACILITY, PURPOSE AND CONDITIONS

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a USD committed bridge term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
The Borrowers shall apply all amounts borrowed by them under the Facility:

3.1.1	(directly or indirectly) funding the Acquisition and Acquisition Costs, substantially in the manner contemplated in the Funds Flow Statement; and

3.1.2	for any other purpose agreed in writing between the Borrowers and the Facility Agent (acting on the instructions of all the Lenders).

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Conditions precedent to First Utilisation
The Borrowers may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent and the other Finance Parties. The Facility Agent (acting on behalf of the other Finance Parties) shall notify the Borrowers and the Lenders promptly in writing upon being so satisfied.

4.2	Conditions precedent to Utilisations generally
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Borrowers may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1.1	the proposed Utilisation Date is a Business Day within the Availability Period;

5.2.1.2	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

5.2.1.3	the Interest Period complies with Clause 9 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.2.3	No more than 5 (five) Utilisation Requests may be submitted in respect of the Facility.

5.2.4	The Borrowers may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 5 (five) Loans would be outstanding at any point in time.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be USD.

5.3.2	The amount of the proposed Loan must be an amount which is a minimum of USD10 000 000 (ten million United States Dollars) (in integral multiples thereof) or, if less, the Available Facility.

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment

5.5.1
If Financial Close has not occurred by the date which is no later than 10 (ten) days after the Closing Date (or within such other period as the Lenders may have agreed to in writing before the lapse of such period), the Commitments shall be immediately cancelled.

5.5.2	The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
5.5.3
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment

6.1.1	The Borrowers shall repay the Loan made to them in full on the Final Repayment Date.

6.1.2	The Borrowers may not re-borrow any part of the Facility which is repaid.

6.2	Extension

6.2.1	Subject to the provisions of Clauses 6.2.2 and 6.2.3 below, no more than 60 days and not less than 30 days prior to the –

6.2.1.1
Initial Repayment Date, the Borrowers may, by notice to the Facility Agent, request an extension of the Final Repayment Date to the date falling 3 (three) Months after the Initial Repayment Date (Extended Final Repayment Date); or

6.2.1.2
Extended Final Repayment, Date the Borrowers may, by notice to the Facility Agent request an extension of the Final Repayment Date to the date falling 3 (three) Months after the Extended Final Repayment Date (Second Extended Final Repayment Date).

6.2.2
If the Facility has not then been cancelled in accordance with the terms of this Agreement and the Utilisation Date has not occurred on or prior to the date falling 30 days prior to the Initial Repayment Date or the Extended Final Repayment Date, as applicable (such date being the Relevant Date), the Borrowers shall be automatically deemed to have delivered a notice to the Facility Agent on the Relevant Date requesting the extensions referred to in Clause 6.2.1 (and the requirements of Clause 33 (Notices) shall not apply to such a deemed notice). The Facility Agent shall notify all the Lenders upon the occurrence of the Relevant Date.

6.2.3	The Borrowers shall pay or procured the payment of the relevant extension fee in accordance with Clause 11.4 (Extension fee).

6.2.4
Subject and without prejudice to the other terms of this Agreement, provided that a notice requesting the extension has been delivered (or deemed to be delivered) in accordance with Clauses 6.2.1 or 6.2.2 above and provided that the condition set out in Clause 6.2.3 above is satisfied, each extension of the Final Repayment Date shall become effective on the Relevant Date. The Facility Agent shall inform the Borrowers and the Lenders on the effectiveness of the extension of the Final Repayment Date promptly following these conditions being satisfied.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so (including in connection with any Anti-Corruption Laws and any Sanctions):

7.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

7.1.2	upon the Facility Agent notifying the Borrowers, the Commitment of that Lender or its Affiliate will be immediately cancelled; and

7.1.3
to the extent that the Lender’s or its Affiliate’s participation has not been transferred pursuant to Clause 37.3 (Replacement of Lender), the Borrowers shall repay that Lender's or its Affiliate’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrowers or, if earlier, the date specified by the Lender or its Affiliate in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's or its Affiliate’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Fundamental Control Event or Fundamental Disposal Event

7.2.1	If any Fundamental Control Event or Fundamental Disposal Event occurs:

7.2.1.1	the Borrowers shall promptly notify the Facility Agent upon becoming aware of that event;

7.2.1.2	a Lender shall not be obliged to fund a Utilisation; and

7.2.1.3
if the Majority Lenders so require, the Facility Agent shall, by notice to the Borrowers, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable or due and payable on the date referred to in the notice.

7.2.2
Notwithstanding Clause 7.2.1.3, if a Fundamental Control Event described in Clause 1.1.79.1 occurs and if any Lender so requires, the Facility Agent shall, by notice to the Borrowers, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable or due and payable on the date referred to in the notice.

7.3	Certain definitions

7.3.1	For purposes of the Clauses below and any other relevant provisions of this Agreement:

7.3.1.1	Disposal means a sale, lease, transfer or other disposal by a person of any asset (whether by a voluntary or involuntary single transaction or series of transactions).

7.3.1.2
Disposal Proceeds means the cash proceeds received by any member of the Group in respect of any Disposal of any of: (a) the shares or other ownership interests in Golden Core; or (b) the Acquisition Assets, made by any member of the Group to any person who is not a member of the Group (in each case) after deducting any relevant costs and expenses reasonably and properly incurred in connection with the relevant Disposal.

7.3.1.3
Equity Raise means any issuance, after the date of this Agreement, by the Parent of newly issued shares (including, without limitation, any ordinary or preference shares) for cash consideration or any issuance by the Parent of any other equity or equity-linked instrument(s) (including, without limitation, any hybrid instrument or instruments or securities convertible or exchangeable into newly issued shares in the Parent) to any person outside the Group for cash consideration.

7.3.1.4	Excluded Insurance Proceeds means the proceeds of any insurance claim:

7.3.1.4.1	which are, or are to be, applied to meet third party liability, public liability or directors liability claims;

7.3.1.4.2	which are, or are to be, applied to cover operating losses in respect of which the relevant insurance claim was made;

7.3.1.4.3	which are, or are to be, applied in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made;

7.3.1.4.4	which are equal to or less than ZAR10 000 000 (or its equivalent in another currency or currencies) in respect of any individual insurance claim; or

7.3.1.4.5	which, when aggregated with the proceeds of each other insurance claim, do not exceed ZAR30 000 000 (or its equivalent in another currency or currencies) in any Financial Year.

7.3.2
Insurance Proceeds means the cash proceeds (except for Excluded Insurance Proceeds) of any insurance claim made under any insurance maintained by any Obligor in respect of the Acquisition Assets and received by that Obligor after deducting any relevant costs and expenses reasonably and properly incurred in connection with the relevant claim.

7.3.3	Net Fundraising Proceeds means an amount equal to any cash proceeds received by any member of the Group (irrespective of the currency in which such proceeds are received):

7.3.3.1	as a result of any Equity Raise; and/or

7.3.3.2
at any time from any loan or other debt facility, or any issue, sale, public offering or private placement of any debt security issued or, as applicable, borrowed by any member of the Group to or, as applicable, from any person who is not a member of the Group, in each case, after deducting fees, costs and expenses reasonably and properly incurred in connection with the relevant fundraising and excluding any cash proceeds received from a Loan made under this Agreement.

7.3.4	Prepayment Proceeds means, as the context requires, Net Fundraising Proceeds, Disposal Proceeds and/or Insurance Proceeds.

7.4	Mandatory prepayment: Disposal Proceeds
The Parent shall ensure that an amount equal to all Disposal Proceeds are applied in prepayment and/or cancellation of the Facility in accordance with, and to the extent required by, Clause 7.7 (Application of proceeds).

7.5	Mandatory prepayment: Net Fundraising Proceeds
The Parent shall ensure that an amount equal to all Net Fundraising Proceeds are applied in prepayment and/or cancellation of the Facility in accordance with, and to the extent required by, Clause 7.7 (Application of proceeds).

7.6	Mandatory prepayment: Insurance Proceeds
The Parent shall ensure that an amount equal to all Insurance Proceeds are applied in prepayment and/or cancellation of the Facility in accordance with, and to the extent required by, Clause 7.7 (Application of proceeds).

7.7	Application of proceeds

7.7.1
Any amounts to be applied in prepayment and/or cancellation of the Facility pursuant to Clause 7.4 (Mandatory prepayment: Disposal Proceeds), Clause 7.5 (Mandatory prepayment: Net Fundraising Proceeds) or Clause 7.6 (Mandatory prepayment: Insurance Proceeds) shall be applied as follows:

7.7.1.1
first, the Available Facility shall be cancelled in an amount equal to the lower of the amount of the Available Facility and the amount of the relevant Prepayment Proceeds (and the Available Commitments of the Lenders shall be reduced rateably); and

7.7.1.2	second, an amount of such Prepayment Proceeds as is equal to the lower of the amount of the Loan or the amount of such Prepayment Proceeds shall be applied in prepayment of the Loan.

7.7.2	Any:

7.7.2.1	cancellation of the Available Facility under Clause 7.7.1.1 above; and

7.7.2.2	amount to be applied in prepayment of the Loan and cancellation of corresponding Commitments under Clause 7.7.1.2 above, shall:

7.7.2.3	(in the case of Clause 7.7.2.1 above) take effect immediately on the date of receipt of the relevant Prepayment Proceeds; and

7.7.2.4	(in the case of Clause 7.7.2.2 above) be applied immediately on the date of receipt of the relevant Prepayment Proceeds by the applicable member of the Group.

7.7.3
Any Prepayment Proceeds received by any member of the Group in a currency other than USD shall, for the purposes of determining the amount by which the Available Facility is cancelled pursuant to Clause 7.7 (Application of proceeds), be notionally converted into USD using the Facility Agent’s Spot Rate of Exchange on the date on which the relevant proceeds were first received by the relevant member of the Group. For the purpose of this Clause “Facility Agent's Spot Rate of Exchange” means the Facility Agent's spot rate of exchange (or if the Facility Agent does not have a spot rate of exchange, any other publicly available spot rate of exchange selected by the Facility Agent (acting reasonably)), for the purchase of USD with the relevant currency in the London foreign exchange market at or about 11:00 a.m. on any relevant day.

7.8	Cancellation
The Borrowers may, if they give the Facility Agent not less than 5 (five) Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD10 000 000 (ten million United States Dollars) of the Available Facility. Any cancellation under this Clause 7.8 shall reduce the Commitments of the Lenders rateably.

7.9	Voluntary prepayment of Loans

7.9.1
A Borrower may, if it gives the Facility Agent not less than 5 (five) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD10 000 000 (ten million United States Dollars).

7.9.2	Any prepayment under this Clause 7.9 shall be applied rateably among the participations of all Lenders under the Facility.

7.10	Right of repayment and cancellation in relation to a single Lender

7.10.1	If:

7.10.1.1	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2.3; or

7.10.1.2	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), a Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

7.10.2	On receipt of a notice of cancellation referred to in Clause 7.10.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.10.3
On the last day of each Interest Period in relation to a Loan which ends after a Borrower has given notice of cancellation under Clause 7.10.1 above (or, if earlier, the date specified by that Borrower in that notice), that Borrower shall repay that Lender's participation in that Loan.

7.11	Restrictions

7.11.1
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.11.2
Any prepayment of a Loan under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Breakage Costs payable under Clause 10.4 (Breakage Costs) (if applicable), without premium or penalty.

7.11.3	The Borrowers may not re-borrow any part of the Facility which is prepaid.

7.11.4	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.11.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.11.6	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.11.7
If all or part of a Loan is prepaid an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 7.11.7 shall reduce the Commitments of the Lenders rateably.

7.12	Right of cancellation in relation to a Defaulting Lender

7.12.1
If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 5 (five) Business Days' notice of cancellation of each Available Commitment of that Lender.

7.12.2	On the notice referred to in Clause 7.12.1 above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

7.12.3	The Facility Agent shall as soon as practicable after receipt of a notice referred to in Clause 7.12.1 above, notify all the Lenders.
SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

8.1.1	Applicable Margin; and

8.1.2	LIBOR.

8.2	Payment of interest
The Borrowers shall pay accrued interest on each Loan on the last day of each Interest Period for that Loan.

8.3	Default interest

8.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on that Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2 below, is 2% (two per cent) higher than the rate which would have been payable if that Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of that Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

8.3.2	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

8.3.2.1	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

8.3.2.2	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2% (two per cent) higher than the rate which would have applied if that Unpaid Sum had not become due.

8.3.3
Default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

8.4.1	The Facility Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

8.4.2	The Facility Agent shall promptly notify the Borrowers of each Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1.1	Each Interest Period for a Loan shall be 3 (three) Months (or such shorter period as the Majority Lenders may agree).

9.1.2	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

9.1.3	The Interest Period for a Loan shall start on the Utilisation Date of that Loan or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans
If two or more Interest Periods in respect of any Loans made from the same Facility end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1.1	the Applicable Margin; and

10.2.1.2
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

10.2.2	In this Agreement, Market Disruption Event means:

10.2.2.1
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

10.2.2.2
    before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% (thirty five per cent) of that Loan) that the cost to it or them of funding its or their participation in that Loan from whatever source it or they may reasonably select would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1
Without prejudice to the generality of Clause 10.2.1 above, if a Market Disruption Event occurs and the Facility Agent or a Borrower so requires, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2
Any alternative basis agreed pursuant to Clause 10.3.1 above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties for the relevant Interest Period and thereafter for so long as the Market Disruption Event continues to apply.

10.4	Breakage Costs

10.4.1
The Borrowers shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party their Breakage Costs attributable to all or any part of a Loan or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum. No Breakage Cost shall be payable in relation to the prepayment of a Loan pursuant to the provisions of Clause 7.1 (Illegality) or Clause 7.10 (Right of repayment and cancellation in relation to a single Lender).

10.4.2
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Breakage Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

11.1.1
The Parent shall pay to the Facility Agent (for the account of each Lender) an aggregate fee computed at the rate set out in the second column in the table below, on each Lender's Available Commitment for each of the time periods during the Availability Period as set out in the first column in the table below, which fee shall accrue on a daily basis.

Column 1	Column 2
0-30 Days from the Signature Date	15% of the Applicable Margin
31-60 days from the Signature Date	25% of the Applicable Margin
61 days + from the Signature Date	35% of the Applicable Margin

11.1.2
The accrued commitment fee is payable on the last day of each successive period of 3 (three) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Agency fee
The Parent shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.3	Arranging fee
The Parent shall pay to each Lender (for its own account) an arranging fee in the amount and at the times agreed in a Fee Letter.

11.4	Extension fee
The Parent shall pay to the Facility Agent (for the account of each Lender) within 3 (three) Business Days of any Extension Date, an aggregate extension fee in an amount equal to 0.50% of each Lender’s Total Commitments.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Agreement:

12.1.1.1
Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

12.1.1.2	Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

12.1.1.3	Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

12.1.1.4	Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this Clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2
The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

12.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5
Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1
The Borrowers shall (within 3 (three) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

12.3.2.1
with respect to any Tax assessed on a Finance Party (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or (B) under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.3.2.2	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

12.3.3
A Protected Party making, or intending to make a claim under Clause 12.3.2.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrowers.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes
The Borrowers shall (a) pay and, (b) within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

12.6.1
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 12.6.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.6.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

12.7.1	Subject to Clause 12.7.3 below, each Party shall, within 10 (ten) Business Days of a reasonable request by another Party:

12.7.1.1	confirm to that other Party whether it is:

12.7.1.1.1	a FATCA Exempt Party; or

12.7.1.1.2	not a FATCA Exempt Party;

12.7.1.2
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

12.7.1.3
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2
If a Party confirms to another Party pursuant to Clause 12.7.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3
Clause 12.7.1 above shall not oblige any Finance Party to do anything, and Clause 12.7.1.3 above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

12.7.3.1	any law or regulation;

12.7.3.2	any fiduciary duty; or

12.7.3.3	any duty of confidentiality.

12.7.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clauses 12.7.1.1.1 or 12.7.1.1.2 above (including, for the avoidance of doubt, where Clause 12.7.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

12.8.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers

13.	INCREASED COSTS

13.1	Increased costs

13.1.1
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within 3 (three) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application by any authority or by financial institutions generally of) any law or regulation, after the Signature Date, (ii) the interpretation, administration or application by any authority or by financial institutions generally after the Signature Date of any law or regulation introduced prior to the Signature Date or (iii) compliance with any law or regulation made after the Signature Date, and shall include without any limitation, any Basel III Increased Cost (Change in Law).

13.1.2	In this Agreement Increased Costs means:

13.1.2.1
a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

13.1.2.2	an additional or increased cost; or

13.1.2.3	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.1.3	The terms law and regulation in this Clause 13.1 shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

13.2	Increased cost claims

13.2.1
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrowers.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.1.2
    compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied); or

13.3.1.3
    attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the failure by the relevant Finance Party to make any required filing with any regulatory authority.

13.3.2	In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity
Without prejudice to Clause 31.8 (Currency of account):

14.1.1
if any sum due from an Obligor under the Finance Documents (Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (First Currency) in which that Sum is payable into another currency (Second Currency) for the purpose of:

14.1.1.1	making or filing a claim or proof against that Obligor; or

14.1.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within 3 (three) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Environmental indemnity
The Obligors hereby, unconditionally and irrevocably, indemnify each Finance Party, each Affiliate of a Finance Party and their respective directors, officers, employees, agents, advisors and representatives (together, the Indemnified Parties) on demand against any losses, claims, damages, liabilities or other costs or expenses suffered or incurred by that Indemnified Party (except to the extent solely caused by such Indemnified Party’s own gross negligence or wilful default) as a result of:

14.2.1	any breach of any Environmental Law (whether by the Borrowers or any other member of the Group);

14.2.2	an Environmental Claim; or

14.2.3
any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Environmental Claim and any other enquiry, investigation, subpoena (or similar order) or litigation in respect of any breach of any Environmental Law that has or is reasonably likely to give rise to a liability for any Indemnified Party, which relates to any member of the Group, any assets of any member of the Group or the operation of all or part of the business of any member of the Group and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party. Any Affiliate or any director, officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.2 as a stipulation for its or his or her benefit, capable of acceptance at any time.

14.3	Other indemnities
The Parent shall (or shall, to the extent legally possible, procure that each Obligor will), within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

14.3.1	the occurrence of any Event of Default;

14.3.2	any information produced or approved by the Borrowers/any Obligor/any member of the Group being misleading and/or deceptive in any respect;

14.3.3
any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition or the receipt of proceeds in relation to the Acquisition Assets, unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.3;

14.3.4
any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement except as may otherwise be ordered by a court of competent jurisdiction in circumstances where the relevant Finance Party was the plaintiff or applicant in such proceedings;

14.3.5
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

14.3.6
funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.3.7	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.4	Indemnity to the Facility Agent
The Borrowers shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

14.4.1	investigating or taking any other action in connection with any event which it reasonably believes is an Event of Default; or

14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.5	Default
At any time after the occurrence of a Default and for so long as it is continuing or where the Facility Agent reasonably believes there is a Default, upon the written request of the Facility Agent with reasonable prior notice, the Obligors shall permit representatives of the Finance Parties during normal office hours, to visit and inspect any of the premises where its business is conducted, to have access to (and copies of) accounts and records and shall afford reasonable co-operation at all times to the Finance Parties and such representatives.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

15.1.1
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs).

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably):

15.2.2.1	any law or regulation would not allow or permit it; or

15.2.2.2	to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
The Parent shall promptly on demand pay the Facility Agent and the Mandated Lead Arrangers the amount of all properly evidenced costs and expenses (including agreed or reasonable legal fees) reasonably incurred by the Finance Parties in connection with the negotiation, preparation, printing, execution and syndication of:

16.1.1	this Agreement and any other documents referred to in this Agreement; and

16.1.2	any other Finance Documents executed after the Signature Date.

16.2	Amendment costs

16.2.1
If an Obligor requests an amendment, waiver or consent, the Parent shall, within 3 (three) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

16.2.2
If there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents, the Parent shall, within 3 (three) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with evaluating, negotiating or complying with any such requirement.

16.3	Enforcement costs
The Parent shall, within 3 (three) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity
The Parent irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it:

17.1.1	guarantees to each Finance Party punctual performance by the Borrowers of their payment obligations under the Finance Documents;

17.1.2
undertakes in favour of each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Parent shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability that Finance Party incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrowers under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement
If any payment by an Obligor or any discharge, release or arrangement given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, business rescue proceedings, liquidation, winding-up or otherwise):

17.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

17.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences
The obligations of the Parent under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

17.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6	any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under this Agreement or any other Finance Document or any other document or security;

17.4.7	any insolvency, liquidation, winding-up, business rescue or similar proceedings; or

17.4.8	this Agreement or any other Finance Document not being executed by or binding against the Parent or any other party.

17.5	Immediate recourse
The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

17.6.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

17.6.2	hold in an interest-bearing suspense account any moneys received from the Parent or on account of its liability under this Clause 17.

17.7	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

17.7.1	to be indemnified by an Obligor;

17.7.2	to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

17.7.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

17.7.4
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which it has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

17.7.5	to exercise any right of set-off against any Obligor; and/or

17.7.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Parent receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Sharing among the Finance Parties).

17.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the Signature Date in each case, unless otherwise indicated, in respect of itself.

18.1	Status

18.1.1	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

18.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations
The obligations expressed to be assumed by it in each Transaction Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Security Document to which it is a party do not and will not conflict with:

18.3.1	any law or regulation applicable to it;

18.3.2	its constitutional documents; or

18.3.3
any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets and where this applies to its Subsidiaries or its Subsidiaries’ assets only, in a manner which would have a Material Adverse Effect.

18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents, and no limits on its powers will be exceeded or breached as a result.

18.5	Benefit
The entry into the Transaction Documents to which it is a party is for its commercial benefit.

18.6	Validity and admissibility in evidence
All Authorisations required:

18.6.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

18.6.2	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

18.6.3	for it to carry on its business; and

18.6.4	for its Subsidiaries to carry on their respective businesses, but only to the extent such are material Authorisations, have been obtained or effected and are in full force and effect or will be obtained or effected prior to its entry into the relevant Transaction Documents, save that in respect of Clauses 18.6.3 and 18.6.4 above, only to the extent failure to obtain or effect those Authorisations would have a Material Adverse Effect.

18.7	Governing law and enforcement
Subject to the Legal Reservations:

18.7.1	the choice of South African law as the governing law of the Transaction Documents expressed to be governed by South African law will be recognised and enforced in its jurisdiction of incorporation;

18.7.2	any judgment obtained in South Africa in relation to a Transaction Document will be recognised and enforced in its jurisdiction of incorporation; and

18.8	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party.

18.9	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.10	No default

18.10.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

18.10.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

18.11	No misleading information
Each Obligor makes the representations and warranties in this Clause 18.11 so far as it is aware after making reasonable enquiries in respect of information provided by it.

18.11.1
All information supplied by the Borrowers, any Obligor or any other member of the Group to the Facility Agent or any other Finance Party is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

18.11.2	It has not knowingly withheld information which, if disclosed, would reasonably be expected to materially and adversely affect the decisions of the Lenders to provide finance to the Borrowers.

18.12	Financial statements

18.12.1	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

18.12.2	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant Financial Year.

18.12.3
The most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) have been prepared in accordance with IFRS as applied to the Original Financial Statements and give a true and fair view of (if audited) or fairly present (if unaudited) the Group’s consolidated financial condition and each Obligor’s financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

18.12.4	Since the date of the Original Financial Statements there has been no material adverse change in the business, assets or financial condition of the Group.

18.13	Insurance
It maintains insurances itself (or though Group insurances which it benefits from as co-insured) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business with reputable underwriters or insurance companies.

18.14	Assets and Intellectual Property Rights

18.14.1	It has good title to or valid leases or licenses over all of the assets necessary and material to carry on its business.

18.14.2
As far as it is aware, it will not nor will any of its Subsidiaries, in carrying on its business, infringe any Intellectual Property Rights of any third party in any way which is likely to have a Material Adverse Effect.

18.15	Security Interest

18.15.1	Subject in each case to any registration specifically required by law, and subject to any Legal Reservations:

18.15.1.1	each Security Document to which it is a party validly creates the security interest which is expressed to be created by that Security Document; and

18.15.1.2	the Transaction Security created by each Security Document to which it is a party :

18.15.1.2.1
ranks and will rank, in respect of all other security interests granted or to be granted by any Obligor in favour of any person other than the Finance Parties, in the order of priority it is expressed to rank in the relevant Security Document; and

18.15.1.2.2	is not subject to avoidance in the event of any winding-up, dissolution or administration involving any Obligor.

18.15.2	It is the sole, absolute, legal and, where applicable, beneficial owner of all assets made subject to the Transaction Security created by each Security Document to which it is a party.

18.15.3
The shares which are subject to the Transaction Security are fully paid and not subject to any option to purchase or claims, third party rights or competing interests. The constitutional documents of Golden Core do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

18.16	Pari passu ranking
Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.17	No proceedings pending or threatened
Save to the extent disclosed in Schedule 9 (Disclosed Potential Environmental Claim), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.18	Insolvency and Financial Distress

18.18.1	No:

18.18.1.1	corporate action, legal proceeding or other procedure or step described in Clause 23.7 (Insolvency and business rescue proceedings); or

18.18.1.2	creditors' process described in Clause 23.8 (Creditor’s process), has been taken by it or in relation to it or to the best of its knowledge and belief (having made due and careful enquiry) by or in relation to any other member of the Group; and none of the circumstances described in Clause 23.6 (Insolvency) applies to it or to the best of its knowledge and belief (having made due and careful enquiry) any other member of the Group.

18.18.2
Neither it nor any member of the Group is Financially Distressed (as defined in section 128 of the Companies Act), or, given similar meaning under any applicable company legislation and regulations in Australia or Papua New Guinea).

18.18.3	The representations and warranties set out in this Clause 18.18 do not apply to the members of the Group listed Schedule 12 (Companies to be wound up/reorganised).

18.19	No breach of laws

18.19.1
It has not (and to the best of its knowledge and belief (having made due and careful enquiry) none of its Subsidiaries has) breached any law or regulation which breach has or might reasonably be expected to have a Material Adverse Effect.

18.19.2
No labour disputes or industrial action are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or might reasonably be expected to have a Material Adverse Effect.

18.20	Environmental laws

18.20.1
Save to the extent disclosed Schedule 9 (Disclosed Potential Environmental Claim), each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or might reasonably be expected to have a Material Adverse Effect.

18.20.2
Save to the extent disclosed in Schedule 9 (Disclosed Potential Environmental Claim), no Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

18.21	Authorised signatures
Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or Clause 19.5.5 is authorised to sign Utilisation Requests (in relation to the Borrowers only) and other notices on its behalf.

18.22	No immunity
In any proceedings taken in South Africa or in any other jurisdiction, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to this Agreement or any other Finance Document.

18.23	Sanctions and anti-corruption

18.23.1	Neither the Parent, nor any other member of the Group:

18.23.1.1
is a Sanctioned Entity and nor, to the knowledge of the Parent, any other member of the Group or any of their directors, officers or employees, is any agent of the Parent or any other member of the Group that will act in any capacity in connection with or benefit from the credit facility established hereby, a Sanctioned Entity;

18.23.1.2
is using, nor will use the proceeds of any Facility for the purpose of financing or making funds available directly or indirectly to any Sanctioned Entity, to the extent such financing or provision of funds would currently be prohibited by Anti-Corruption Laws or applicable Sanctions or would otherwise cause any person to be in breach of Anti-Corruption Laws or Sanctions; or

18.23.1.3
is contributing, nor will contribute or otherwise make available the proceeds of any Facility to any other person or entity for the purpose of financing the activities of any Sanctioned Entity, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

18.23.2	None of the Parent, any member of the Group, any director or officer of the Parent or any other member of the Group:

18.23.2.1
has been or is targeted under any Sanctions, or has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or

18.23.2.2	has violated or is violating any applicable Sanctions.

18.23.3
The Parent has and maintains in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and employees and, to the knowledge of the Parent, its and its Subsidiaries respective employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent being designated as a Sanctioned Entity.

18.23.4	None of the Parent, any member of the Group, any director or officer, or any employee, agent, or Affiliate, of the Parent or any member of the Group:

18.23.5	is a person that is, or is owned or controlled by persons that are, the subject of any Sanctions; or

18.23.6	is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

18.24	Acquisition Documents, disclosures and other Documents

18.24.1	The Acquisition Documents contain all relevant terms of and disclosures in relation to the Acquisition.

18.24.2	There is no disclosure to the Acquisition Documents which has or may have a Material Adverse Effect on in interests of the Finance Parties.

18.24.3
To the best of its knowledge no representation or warranty given by any party to the Acquisition Document is untrue or misleading in any respect, save where expressly qualified in writing in the Acquisition Document.

18.24.4
No amendments, variations, novations, supplements, waiver or termination of the Acquisition Document, including, for the avoidance of doubt, any amendment to the Acquisition Price, has or will be made without the prior written approval of the Finance Parties except to the extent such amendments, variations, novations, supplements, waiver would not be materially adverse to the interests of the Finance Parties under the Finance Documents.

18.24.5	The Acquisition Document is in full force and effect, subject to the fulfilment or waiver of any condition precedent to the Acquisition Document.

18.24.6	It is not in breach of any of its obligations under the Acquisition Document in such a manner that would entitle any party (other than the Parent) to cancel the Acquisition Document.

18.24.7	There is no material dispute between the parties to the Acquisition Document (other than the Parent) on the one hand and the Parent on the other hand under the Acquisition Document.

18.24.8	The Acquisition Structure Chart contains all the material steps in relation to the financing and implementation of the Acquisition.

18.25	Repetition

18.25.1	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

18.25.1.1	Financial Close, the date of each Utilisation Request and the first day of each Interest Period; and

18.25.1.2	the date of an Extension.

18.25.2
The Repeating Representation set out in Clause 18.24 (Acquisition Documents, disclosures and other Documents) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on Financial Close, the Acquisition CP Fulfilment Date and the Closing Date.

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

19.1.1
as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of its Financial Year, its audited consolidated financial statements for that Financial Year;

19.1.2
as soon as the same became available, but in any event within 150 (one hundred and fifty) days after the end of each of their Financial Years, the audited financial statements of each Obligor for that Financial Year; and

19.1.3
as soon as the same become available, but in any event within 60 (sixty) days after the end of each half of each of its Financial Years, its consolidated financial statements for that financial half year.

19.2	Compliance Certificate

19.2.1	The Parent shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate:

19.2.1.1	setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up; and

19.2.1.2	confirming that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

19.2.2	Each Compliance Certificate shall be signed by the chief financial officer or the financial director of the Borrower.

19.2.3
In the event that a set of financial statements delivered pursuant to Clauses 19.1.1 and 19.1.2 is restated, the Parent must submit a new Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date at which those financial statements were restated.

19.3	Requirements as to financial statements

19.3.1
Each set of financial statements delivered by the Parent pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view if audited, or fairly representing, if unaudited, its financial condition as at the date as at which those financial statements were drawn up.

19.3.2	The Parent shall procure that each set of consolidated financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS.

19.3.3
The Parent shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS (to the extent IFRS was applied), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in IFRS (to the extent IFRS was applied), the accounting practices or reference periods and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Facility Agent:

19.3.3.1
a description of any change necessary for those financial statements to reflect the IFRS (to the extent IFRS was applied), accounting practices and reference periods upon which the Original Financial Statements were prepared; and

19.3.3.2
sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

19.3.4
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Financial year-end
The Parent shall ensure that its Financial Year and the Financial Year of each other member of the Group does not change without the prior written consent of the Facility Agent, save as may be required to align to the 30 June Financial Year of the Parent.

19.5	Information: miscellaneous
The Parent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

19.5.1	all documents dispatched by the Parent to its shareholders (or any class of them) or by the Parent and/or any Obligor to its creditors generally at the same time as they are dispatched;

19.5.2
promptly upon becoming aware of them, details and copies of any material and substantive changes (excluding for the avoidance of doubt, administrative or procedural changes) proposed to or made to its constitutional documents or the constitutional documents of it or any other Obligor, including the filing of any Memorandum of Incorporation under the Companies Act;

19.5.3
as soon as reasonably practicable, but in any event within 7 (seven) Business Days of becoming aware of them, the details of any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications which are current, threatened or pending against it or any other member of the Group, and which may, if adversely determined, have a Material Adverse Effect;

19.5.4
as soon as reasonably practicable, but in any event within 7 (seven) Business Days of being requested by the Facility Agent, such further information regarding the financial condition, business and operations of it or any other member of the Group as any Finance Party (through the Facility Agent) may reasonably request in order to assess a Borrower’s or any other Obligor’s ability to perform its obligations under the Finance Documents;

19.5.5
as soon as reasonably practicable, but in any event within 7 (seven) Business Days of it becoming aware of any transfer or issue or proposed transfer or issue of shares of any member of the Group or other corporate action or proposed corporate action that would constitute a Fundamental Control Event or Fundamental Disposal Event;

19.5.6
as soon as reasonably practicable, but in any event within 7 (seven) Business Days of it becoming aware of the relevant claim, the details of any claim against (i) a Borrower or any other person in respect of the Acquisition Documents and (ii) details of any disposal or insurance claim which will require a prepayment or cancellation to be made under Clause 7.4 (Mandatory Prepayment: Disposal Proceeds) and Clause 7.6 (Mandatory Prepayment: Insurance Proceeds).

19.5.7
as soon as reasonably practicable, details of any proposed (A) Equity Raise or (B) any loan or other debt facility, or any issue, sale, public offering or private placement of any debt security issued or, as applicable, borrowed by any member of the Group to or, as applicable, from any person who is not a member of the Group for the purpose of refinancing the Facility and any corporate action or proposed corporate action for the purposes of the Parent effecting any Equity Raise together with copies of any related notices to its shareholders in respect of any such corporate action and copies of any resolutions passed at any general meeting for the purposes of approving the applicable transaction;

19.5.8
regular updates (at intervals of no less than 6 (six) months or sooner as and when such information becomes available) on the progress of applications for all Environmental Permits and Authorisations required for its operations or proposed operations in Papua New Guinea;

19.5.9
promptly; notice of any suspension or cancellation of any Authorisation relating to its operations which were given by the relevant Minister under the Mineral and Petroleum Resources Development Act, 2002 or other Mining Law (other than temporary stoppages under the Mine Health and Safety Act, 1996);

19.5.10
such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party) in order for the Facility Agent and each other Finance Party to demonstrate compliance with the Equator Principles in respect of their lending or any other financial exposure to the Borrowers under the Finance Documents;

19.5.11
as soon as reasonably practicable, but in any event within 7 (seven) Business Days of (but in any event prior to any notices being given by an authorised signatory) any change in authorised signatories of it or any other Obligor signed by a director or company secretary of it or such other Obligor (as the case may be) accompanied by specimen signatures of any new authorised signatories;

19.5.12
as soon as reasonably practicable, but in any event within 7 (seven) Business Days of request by the Facility Agent such additional information or documentation as the Facility Agent may require in order to verify that any signatory referred to in Clause 19.5.11 above has been duly authorised; and

19.5.13	as soon as reasonably practicable, but in any event within 1 (one) Month after the end of each of its Financial Years, its annual business plan as approved by the board of directors of the Parent; and

19.5.14
promptly upon becoming aware thereof, details of any material breach under or termination, rescission or repudiation of any Acquisition Document as well as any other information in relation to the Acquisition and the status and progress thereof as the Facility Agent may reasonably request from time to time.

19.6	Notification of Default

19.6.1
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6.2
Promptly upon a request by the Facility Agent, the Borrowers shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7	Use of websites

19.7.1
The Borrowers may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Facility Agent (Designated Website) if:

19.7.1.1	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

19.7.1.2	both the Borrowers and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

19.7.1.3	the information is in a format previously agreed between the Borrowers and the Facility Agent.

19.7.2
If any Lender (Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

19.7.3
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Facility Agent.

19.7.4	The Borrowers shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

19.7.4.1	the Designated Website cannot be accessed due to technical failure;

19.7.4.2	the password specifications for the Designated Website change;

19.7.4.3	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

19.7.4.4	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

19.7.4.5	the Borrowers become aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

19.7.5
If a Borrower notifies the Facility Agent under Clause 19.7.4.1 or Clause 19.7.4.5 above, all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.7.6
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrowers shall comply with any such request within 10 (ten) Business Days.

19.8	Know your customer checks

19.8.1	If:

19.8.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

19.8.1.2	any change in the status of an Obligor after the Signature Date; or

19.8.1.3	a proposed Transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such Transfer, obliges the Facility Agent or any Lender (or, in the case of this Clause 19.8.1.3, any prospective new Lender) to comply with know your customer or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in this Clause 19.8.1.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8.2
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	FINANCIAL COVENANTS

20.1	Financial Covenants
The Parent shall ensure that:

20.1.1	the Interest Cover Ratio shall not be less than 5 times in respect of any Ratio Test Period;

20.1.2	the Tangible Net Worth to Total Net Debt shall not be less than 2 times for the June 2020, September 2020 and December 2020 Ratio Test Dates and 4 times thereafter; and

20.1.3	the Leverage Ratio shall be less than 2.5 times for any Ratio Test Date.

20.2	Financial testing
For the purpose of testing compliance with the requirements of Clause 20.1 (Financial Covenants):

20.2.1
subject to the remaining provisions of this Clause 20.2, the financial covenants shall be calculated in accordance with IFRS and tested by reference to each of the financial statements delivered pursuant to Clause 19.1 (Financial statements) and/or such other information required in relation to certain of the components of the financial covenants where required and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate); and

20.2.2
the Parent shall deliver a reconciliation between the financial statements delivered pursuant to Clause 19.1 (Financial Statements) and such financial statements as adjusted so as to exclude Financial Indebtedness in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease and calculate the financial covenants pursuant to this Clause.

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations
Each Obligor shall promptly:

21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2	supply certified copies to the Facility Agent on request of, any Authorisation required to enable it to conduct its business and to perform its obligations under the Transaction Documents and to ensure (subject to the Legal Reservations to the extent they may make it impossible to do so) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

21.2	Compliance with laws

21.2.1
Each Obligor shall (and the Parent shall ensure that each other member of the Group will) comply in all respects with all laws (including in connection with any Anti-Corruption Laws and any Sanctions) to which it may be subject where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

21.2.2
The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

21.3	Environmental compliance
Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

21.3.1	comply with all Environmental Law;

21.3.2	obtain, maintain and ensure compliance with all requisite Environmental Permits;

21.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

21.4	Environmental Claims
Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

21.4.1	any Environmental Claim against it or any other member of the Group which is current, pending or threatened; and

21.4.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it or any other member of the Group.

21.5	Insurance
Each Obligor shall (and the Parent shall ensure that each member of the Group shall) maintain insurances itself (or though Group insurances which it benefits from as co-insured) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business with reputable underwriters or insurance companies.

21.6	Negative pledge

21.6.1	No Obligor shall (and the Parent shall ensure that each member of the Group will) create or permit to subsist any Security over any of its assets and/or shares.

21.6.2	No Obligor shall (and the Parent shall ensure that each member of the Group will):

21.6.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

21.6.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

21.6.2.3	enter into or permit to subsist any title retention arrangement;

21.6.2.4	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

21.6.2.5	enter into or permit to subsist any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of securing the raising Financial Indebtedness or of securing the financing of the acquisition of an asset.

21.6.3	Clauses 21.6.1 and 21.6.2 above do not apply to any Permitted Security.

21.7	Disposals

21.7.1
No Obligor shall (and the Parent shall ensure that each member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.7.2	Clause 21.7.1 above does not apply to any sale, lease, transfer or other disposal:

21.7.2.1	made in the ordinary course of business of the disposing entity;

21.7.2.2	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

21.7.2.3
made between Material Obligors except to the extent it involves the transfer of any shares or other assets which form part of the Transaction Security without the prior written consent of the Facility Agent;

21.7.2.4	of Cash or Cash Equivalent Investments not prohibited by the Finance Documents;

21.7.2.5	of obsolete or redundant assets;

21.7.2.6	made pursuant to the Buy-In Option;

21.7.2.7	made pursuant to a Permitted Security;

21.7.2.8	of shares in any member of the Group listed Schedule 12 (Companies to be wound up/reorganised) in order to bring about a solvent corporate restructure or winding up of that member of the Group;

21.7.2.9	funded by way of a Permitted Loan as set out in Clause 1.1.129.11 and 1.1.129.11;

21.7.2.10
of any other assets (including any Material Assets) on arm’s length terms, for full market value and for cash consideration which is not deferred beyond a period of 1 (one) year from the date of effective transfer or conditional, and subject always to the Borrowers' obligations under Clause 7.4 (Mandatory prepayment: Disposal Proceeds);

21.7.2.11	the Golden Core Disposal; or

21.7.2.12	made with the prior written approval of the Facility Agent (acting on behalf of the Lenders).

21.8	Change of business
The Borrowers shall procure that no substantial change is made to the general nature of the business of the Borrowers or the Group from that carried on at the Signature Date.

21.9	Loans or credit

21.9.1	Except as permitted under Clause 21.9.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

21.9.2	Clause 21.9.1 above does not apply to:

21.9.2.1	such arrangements existing as at the Signature Date and disclosed in the Original Financial Statements;

21.9.2.2	Permitted Loans;

21.9.2.3	any guarantee or indemnity given in respect of Permitted Indebtedness; or

21.9.2.4	Financial Indebtedness owed by one Obligor to another Obligor.

21.10	No Guarantees or indemnities

21.10.1
Except as permitted under Clause 21.10.2 below, no Obligor shall (and the Parent shall ensure that each member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.10.2	Clause 21.10.1 above does not apply to a guarantee or indemnity:

21.10.2.1	falling within the definition of Financial Indebtedness and which constitutes Permitted Indebtedness; or

21.10.2.2	which constitutes a Permitted Guarantee.

21.11	Financial Indebtedness

21.11.1	Except as permitted under Clause 21.11.2 below, no Obligor shall (and the Parent shall ensure that each member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

21.11.2	Clause 21.11.1 above does not apply to Financial Indebtedness which is Permitted Indebtedness.

21.12	Auditors
No Obligor shall (and the Parent shall ensure that no other member of the Group will) change its auditor to a person other than PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte without the prior written consent of the Facility Agent.

21.13	Sanctions and anti-corruption

21.13.1
Each Obligor (and the Parent shall ensure that each other member of the Group) shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

21.13.2
Each Obligor (and the Parent shall ensure that each other member of the Group) shall not use (or otherwise make available) the proceeds of any Loan (i) for the purpose of financing directly or indirectly the activities of any Sanctioned Entity, to the extent such contribution or provision of proceeds would at that time be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions, (ii) in furtherance of an offer, payment, promise to pay or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws or (iii) in any manner that would result in the violation of any Sanctions applicable to any party to this Agreement.

21.13.3
Each Obligor (and the Parent will ensure that each other member of the Group) shall ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of any Loan from being used contrary to Clause 21.13.2 above.

21.14	Distributions
The Parent not declare, make or pay any Distributions if:

21.14.1	the Tangible Net Worth to Total Net Debt is less than 6 times, or would, following such Distribution, be less than 6 times; or

21.14.2	an Event of Default is continuing at the time.

21.15	Acquisitions

21.15.1
No Obligor shall (and the Parent shall ensure that no other member of the Group shall) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) in excess of:

21.15.1.1	in relation to South African acquisitions, ZAR1 000 000 000 (one billion Rand) (or its equivalent in any other currency) in aggregate prior to the Final Repayment Date; or

21.15.1.2
in relation to acquisitions anywhere outside of South Africa, USD80 000 000 (eighty million United States Dollars) (or its equivalent in any other currency) in aggregate prior to the Final Repayment Date.

21.15.2	Clause 21.15.1 above does not apply to:

21.15.2.1	an acquisition of securities or investments which are Cash Equivalent Investments;

21.15.2.2
an acquisition by a Material Obligor of an asset, business or undertaking from another Obligor other than shares or assets which form part of the Transaction Security, without the prior written consent of the Facility Agent;

21.15.2.3	an acquisition of shares or securities pursuant to a Permitted Share Issue;

21.15.2.4	any acquisition financed by issuing shares of the Parent as consideration for the purchase price of the acquired asset; and

21.15.2.5	an acquisition made with the prior written approval of the Facility Agent.

21.16	Acquisition Documents

21.16.1	The Obligors shall comply with all applicable laws and regulations in respect of the Acquisition and the terms of the Acquisition Document;

21.16.2	The Parent shall promptly supply to the Lenders:

21.16.2.1	all information in connection with the Acquisition (including information regarding progress of the Acquisition) that any Lender may reasonably request;

21.16.2.2	notification of any amendment to any Acquisition Document, including, for the avoidance of doubt, any amendment to the Acquisition Price; and

21.16.2.3	notification of any waiver of any condition precedent or other condition of or in relation to the Acquisition;

21.16.3
The Obligors shall not, without the prior written consent of the all the Lenders, waive, amend or revoke any term or condition of the Acquisition or any Acquisition Document if such amendment or waiver could be materially adverse to the interests of the Finance Parties under the Finance Documents.

21.16.4	The Obligors shall take all reasonable and practical steps to preserve and enforce their rights and pursue any claims and remedies arising under any Acquisition Documents.

21.17	Further assurance

21.17.1
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Facility Agent may reasonably specify (and in such form as the Facility Agent may reasonably require in favour of the Finance Parties

21.17.1.1	to provide more effective Security over any property and assets the subject of the Transaction Security;

21.17.1.2
to perfect the Security created or intended to be created under or evidenced by the Security Document (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

21.17.1.3	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

21.17.2
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Finance Parties by or pursuant to the Finance Documents.

21.18	Share capital
No Obligor shall:

21.18.1	issue any shares except pursuant to a Permitted Share Issue;

21.18.2	alter any rights attaching to its issued shares in existence at the Signature Date without the prior written consent of the Facility Agent;

21.18.3	take any action to convert its shares into uncertificated shares without the prior written consent of the Facility Agent;

21.18.4
repurchase, cancel, redeem, reduce or otherwise acquire any of its share capital or grant or acquire any option, warrant or other right over its share capital without the prior written consent of the Facility Agent;

21.18.5	permit any sale or other transfer of its shares (other than as permitted under this Agreement) without the prior written consent of the Facility Agent.

21.19	Ownership
The Parent shall legally and beneficially own directly or indirectly 90% of the issued shares of Golden Core and 100% of the issued shares of Harmony Moab at all times, except as expressly permitted under this Agreement or unless specifically agreed otherwise in writing between the Parent and the Facility Agent (acting on the instructions of all the Lenders).

21.20	Golden Core BEE Transaction

21.20.1
The Parent shall procure that any shares of Golden Core acquired by a Golden Core BEE Partner under and in accordance with the terms of the Golden Core BEE Transaction become subject to the Transaction Security in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders), by no later than the date on which the Golden Core BEE Transaction is implemented.

21.20.2
The Parent shall deliver all documents required to be delivered under the Transaction Security, including but not limited to the original share certificates in respect of the shares of Golden Core acquired by a Golden Core BEE Partner under and in accordance with the terms of the Golden Core BEE Transaction, to the Facility Agent by no later than the date on which the Golden Core BEE Transaction is implemented.

21.21	Section 11 Ministerial Consent
The Parent shall deliver a copy of the Section 11 Ministerial Consent to the Facility Agent in a form and in substance satisfactory to the Facility Agent by no later than 5 (five) Business Days prior to the implementation of the Golden Core BEE Transaction.

22.	APPLICATION OF SANCTIONS PROVISIONS TO THE LENDERS

22.1
A Lender shall notify the Facility Agent if the representations and undertakings under Clause 18.23 (Sanctions and anti-corruption) and 21.13 (Sanctions and anti-corruption) (together the Sanctions Provisions) result in a violation of or conflict with any anti-boycott laws or regulations applicable to that Lender (Anti-Boycott Regulations).

22.2
In relation to each Lender that notifies the Facility Agent pursuant to Clause 22.1 above (each a Restricted Lender), the Sanctions Provisions shall apply only for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under any Anti-Boycott Regulations.

22.3
In connection with any amendment, waiver, determination or direction relating to any part of Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to Clause 22.2 above, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction of the Majority Lenders has been made.

23.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 22 (other than Clause 23.17 (Acceleration) and Clause 23.19 (Clean-Up Period)) is an Event of Default.

23.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

23.1.1	its failure to pay is caused by:

23.1.1.1	administrative or technical error; or

23.1.1.2	a Disruption Event; and

23.1.1.3	payment is made within 2 (two) Business Days of its due date.

23.2	Financial covenants
Any requirement of Clause 20 (Financial Covenants) is not satisfied.

23.3	Other obligations

23.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

23.3.2
No Event of Default under Clause 23.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 15 (fifteen) Business Days of the earlier of (A) the Facility Agent giving notice to a Borrower and (B) the board of directors of a Borrower becoming aware of the failure to comply.

23.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

23.5.1
Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period or in respect of Financial Indebtedness between members of the Group in respect of Permitted Loans within any relevant grace period agreed to by the relevant members of the Group.

23.5.2
Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable, or becomes capable of being declared due and payable, prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4
No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 23.5.1 to 23.5.3 above is less than ZAR10 000 000 (ten million Rand) (or its equivalent in any other currency or currencies).

23.6	Insolvency

23.6.1
A member of the Group is or is deemed by any authority or legislation to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2
A member of the Group is or is deemed by any authority or legislation to be Financially Distressed (as defined in section 128 of the Companies Act) or, given similar meaning under any applicable company legislation and regulations in Australia or Papua New Guinea.

23.6.3	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

23.6.4	A moratorium is declared in respect of any indebtedness of any member of the Group.

23.7	Insolvency and business rescue proceedings

23.7.1	Other than in relation to the members of the Group listed Schedule 12 (Companies to be wound up/reorganised) any corporate action, legal proceedings or other procedure or step is taken in relation to:

23.7.1.1
the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

23.7.1.2	the deregistration of any member of the Group under the Companies Act or, under any similar company legislation and regulations in Australia or Papua New Guinea;

23.7.1.3	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

23.7.1.4
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner or other similar officer in respect of any member of the Group or any of its assets; or

23.7.1.5	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction, other than (in respect of any service of an application, or taking of any similar step for the liquidation, bankruptcy, business rescue, winding up, dissolution or administration of a member of the Group) where such action is dismissed, withdrawn or discharged within 5 (five) Business Days of its presentation or commencement or such step being taken, as applicable or if the member of the Group demonstrates to the Facility Agent’s satisfaction within such 5 (five) Business Day period that such action is frivolous or vexatious.

23.7.2
Other than in relation to the members of the Group listed Schedule 12 (Companies to be wound up/reorganised) a meeting is proposed or convened by the directors of any member of the Group, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any member of the Group or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors' process
Any expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution affects any asset or assets of a member of the Group having an aggregate value of ZAR10 000 000 (ten million Rand) (or its equivalent in any other currency or currencies) and is not discharged within 10 (ten) Business Days other than if the member of the Group demonstrates to the Facility Agent’s satisfaction within such 10 (ten) Business Day period that such action is frivolous or vexatious.

23.9	Unlawfulness
It is or becomes unlawful (including in connection with any Anti-Corruption Laws and any Sanctions) for an Obligor to perform any of its obligations under the Finance Documents to which it is a party other than any obligations which the Facility Agent considers to be not material or which it is satisfied is adequately provided for in any other Finance Document (including a Finance Document which is entered into in replacement of the document under which it was unlawful for such Obligor to perform its obligations) or unless the Obligor and the Facility Agent agree within a period of 30 (thirty) days after the occurrence of such unlawfulness or such unlawfulness comes to the attention of the Facility Agent, whichever is the earlier, to the amendment or restructuring of such Finance Document in order to avoid such unlawfulness.

23.10	Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business other than a suspension as a result of a strike or other industrial action provided that it does not continue for more than 90 (ninety) days (or such longer period as the Facility Agent may agree) or pursuant to a stoppage required under the Mine Health and Safety Act, 1996 which does not continue for more than 90 (ninety) days, or if it does continue for more than 90 (ninety) days, in respect of which adequate business interruption insurance is in place to cover such stoppage.

23.11	Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent or any other Obligor.

23.12	Repudiation
An Obligor repudiates a Finance Document.

23.13	Governmental intervention
By or under the authority of any government:

23.13.1	the management of any Obligor is wholly or substantially replaced or the authority of any Obligor in the conduct of its business is wholly or substantially curtailed;

23.13.2	all or a majority of the issued shares of any Obligor, or the whole or any part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired; or

23.13.3
the management of any joint venture (including any Joint Venture) in respect of which an Obligor is a joint venture participant is wholly or substantially replaced or the authority of the joint venture participants in the conduct of the business of the joint venture (including any Joint Venture) is wholly or substantially curtailed.

23.14	Failure to maintain Authorisations
At any time any Authorisation, act, condition or thing required to be done, fulfilled or performed in order:

23.14.1
to enable any Obligor to lawfully conduct its business, or enter into, exercise its rights under and perform the obligations expressed to be assumed by it in any Finance Document to which it is a party;

23.14.2	to ensure that the obligations expressed to be assumed by any Obligor in any Finance Document to which it is a party are legal, valid and binding; or

23.14.3	to make any Finance Document to which any Obligor is a party admissible in evidence, is not done, fulfilled or performed or is suspended or cancelled, including in relation to a suspension or cancellation of any Authorisation pursuant to applicable Mining Law, but excluding any outstanding actions required to resume ordinary mining operations pursuant to a stoppage under the Mine Health and Safety Act, 1996 which stoppage does not continue for more than 90 (ninety) days, or if it does continue for more than 90 (ninety) days adequate business interruption insurance is in place to cover such stoppage.

23.15	Material Adverse Effect
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.16	Material litigation
Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against any Obligor or its respective assets or revenues is commenced or threatened and is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect.

23.17	Condition Subsequent
The Parent fails to provide the Facility Agent with a copy of the Section 11 Ministerial Consent by no later than 5 (five) Business Days prior to the implementation of the Golden Core BEE Transaction.

23.18	Acceleration
On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

23.18.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

23.18.2
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

23.18.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

23.19	Clean-Up Period

23.19.1	Notwithstanding any other provision of any Finance Document:

23.19.1.1	any breach of a representation under Clause 18 (Representations);

23.19.1.2	any breach of an undertaking under Clause 21 (General Undertakings); or

23.19.1.3	any Event of Default,
will be deemed not to be a breach of representation or warranty, a breach of that undertaking or an Event of Default (as the case may be) if:

23.19.1.3.1
it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking or an Event of Default only by reason of circumstances relating exclusively to the Acquisition of the Acquisition Assets;

23.19.1.3.2	it is capable of remedy and reasonable steps are being taken to remedy it;

23.19.1.3.3	it occurs and is remedied within 90 days of the date on which the Acquisition is completed (the Clean-up Date);

23.19.1.3.4	the circumstances giving rise to it have not been procured by or approved by any Obligor;

23.19.1.3.5	it is not reasonably likely to have a Material Adverse Effect.

23.19.2
If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9
CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Cessions and delegations by the Lenders
Subject to this Clause 24, a Lender (Existing Lender) may cede and/or delegate (Transfer) any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document to a Permitted Transferee or to any other bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets. The Borrowers and each other Obligor consents to any splitting of claims which may arise as a result of a Transfer permitted by this Agreement.

24.2	Conditions of Transfer

24.2.1	The consent of the Borrower is required for a Transfer unless the transfer is:

24.2.1.1	to any Permitted Transferee;

24.2.1.2	to any other Existing Lender or an Affiliates of an Existing Lender; or

24.2.1.3	to any other prospective transferee whilst an Event of Default is continuing.

24.2.2
Where the consent of the Borrower to a Transfer is required in terms of Clause 24.2.1 above, that consent must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 (five) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

24.2.3	A Transfer will only be effective if the procedure set out in Clause 24.4 (Procedure for Transfer) is complied with.

24.2.4	If:

24.2.4.1	a Lender Transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

24.2.4.2
as a result of circumstances existing at the date the Transfer or change occurs, an Obligor would be obliged to make a payment to the new Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs), then the new Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its new Facility Office would have been if the Transfer or change had not occurred.

24.2.5
Each new Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Limitation of responsibility of Existing Lenders

24.3.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a new Lender for:

24.3.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

24.3.1.2	the financial condition of any Obligor;

24.3.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

24.3.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

24.3.2	Each new Lender confirms to the Existing Lender and the other Finance Parties that it:

24.3.2.1
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

24.3.2.2
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.3.3	Nothing in any Finance Document obliges an Existing Lender to:

24.3.3.1	accept a re-Transfer from a new Lender of any of the rights and obligations Transferred under this Clause 24; or

24.3.3.2	support any losses directly or indirectly incurred by the new Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.4	Procedure for Transfer

24.4.1
Subject to the conditions set out in Clause 24.2 (Conditions of Transfer) a Transfer is effected in accordance with Clause 24.4.2 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the new Lender. The Facility Agent shall, subject to Clause 24.4.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.4.2
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the new Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations that apply to it (if any) in relation to the transfer to such new Lender.

24.4.3	On the Transfer Date:

24.4.3.1
the Transfer shall take effect under the Finance Documents so that the rights and/or obligations which are the subject of the Transfer shall be ceded and delegated by the Existing Lender to the new Lender (Transferred Rights and Obligations);

24.4.3.2	each of the Obligors shall perform their obligations and exercise their rights in relation to the Transferred Rights and Obligations in favour of or against the new Lender, as the case may be;

24.4.3.3
the Facility Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an Original Lender with the rights and/or obligations comprising the Transferred Rights and Obligations;

24.4.3.4	the Existing Lender shall be released from further obligations to each other Lender under the Finance Documents to the extent of the Transferred Rights and Obligations; and

24.4.3.5	the new Lender shall become a Party as a Lender.

24.5	Copy of Transfer Certificate to Borrower
The Facility Agent shall send to the Borrowers a copy of each Transfer Certificate executed by it in accordance with Clause 24.4.1 as soon as reasonably practicable after it has executed any such Transfer Certificate.

25.	CHANGES TO THE OBLIGORS

25.1	Cessions and delegations by Obligors
No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents.
SECTION 10
THE FINANCE PARTIES

26.	ROLE OF THE FACILITY AGENT

26.1	Appointment of the Facility Agent

26.1.1	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and the Security Document.

26.1.2
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents and the Security Document together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Facility Agent

26.2.1
Subject to Clause 26.2.2 below, the Facility Agent shall forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party as soon as reasonably practicable after having received that original or copy document as the case may be.

26.2.2	Without prejudice to Clause 24.5 (Copy of Transfer Certificate to Borrower), Clause 26.2.1 above shall not apply to any Transfer Certificate.

26.2.3
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.4
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.2.1
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.2.2	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Facility Agent
The Facility Agent shall not be an agent or trustee of any Secured Party (save in each case as expressly provided in this Agreement or any Finance Document) under or in connection with any Finance Document or the Transaction Security.

26.4	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

26.5.1	Nothing in this Agreement constitutes any of the Facility Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

26.5.2	Neither the Facility Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group
The Facility Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7	Rights and discretions of the Facility Agent

26.7.1	The Facility Agent may rely on:

26.7.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

26.7.1.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.7.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

26.7.2.1	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

26.7.2.2	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

26.7.2.3	any notice or request made by the Borrowers (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

26.7.3	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.7.4	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

26.7.5
The Facility Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title that the Parent may have to any of the Secured Assets and shall not be liable for or bound to require the Parent to remedy any defect in its right or title.

26.7.6	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.7.7
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.8	Majority Lenders' instructions

26.8.1
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.8.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.8.3
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.8.4
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.8.5	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.9	Responsibility for documentation

26.9.1	Neither the Facility Agent nor the Mandated Lead Arrangers:

26.9.1.1
are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document;

26.9.1.2
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

26.9.1.3
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9.2
The Facility Agent shall not be responsible or liable for (without prejudice to the following provisions) any failure or omission to perfect, or defect in perfecting, the Transaction Security, including:

26.9.2.1	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of the Security Document; or

26.9.2.2	failure to effect or procure registration of or otherwise protect or perfect the Transaction Security under any laws in any territory;

26.9.2.3	ascertaining whether all deeds and documents which should have been deposited with it under or pursuant to the Security Document have been so deposited;

26.9.2.4	investigating or making any enquiry into the title of the Parent to the Transaction Security;

26.9.2.5	the failure to register any of the Security Document with any public office;

26.9.2.6	the failure to register the Security Document in accordance with the provisions of the documents of title of the Parent to the Transaction Security;

26.9.2.7	the failure to take or require the Parent to take any steps to render any of the Security Document effective;

26.9.2.8	(save as otherwise provided in this Clause 26.9) taking or omitting to take any other action under or in relation to the Security Document;

26.9.2.9	the failure of the Facility Agent to perform or discharge any of its duties or obligations under the relevant Finance Documents; or

26.9.2.10
any shortfall which arises on the enforcement or realisation of the Transaction Security or the exercise any of the rights, powers, discretions and remedies vested in it under any of the Finance Documents to which it is a party.

26.9.3	Exclusion of liability

26.9.4
Without limiting Clause 26.9.5 below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.9.5
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause as a stipulation for their benefit as contemplated by Clause 1.3 (Third party rights).

26.9.6
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

26.9.7
Nothing in this Agreement shall oblige the Facility Agent or any Mandated Lead Arranger to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or any Arranger.

26.10	Additional protection for the Facility Agent in relation to Transaction Security

26.10.1
The Facility Agent shall not be responsible for any unsuitability, inadequacy or unfitness of any Security for any or all of the obligations under the Finance Documents and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Security for any or all of the obligations under the Finance Documents.

26.10.2	The Facility Agent shall not be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of the Finance Documents or otherwise.

26.10.3
Without prejudice to the obligations of the Obligors relating to insurance under the Finance Documents, the Facility Agent shall not be under any obligation to insure the Secured Assets or any deeds or documents of title or other evidence in respect of the Secured Assets or to require any other person to maintain any such insurance or monitor the adequacy of such insurance and shall not be responsible for any liability which may be suffered as a result of the lack of or inadequacy of any such insurance.

26.10.4
The Facility Agent shall not be obliged (whether or not directed by the Secured Parties) to perfect the legal title to the Transaction Security in its name if, in its opinion, such perfection would or might result in the Facility Agent becoming liable to or incurring any obligation to the Parent under the Transaction Security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Finance Documents, such liabilities or obligations as and when they arise.

26.10.5	The Facility Agent shall not have any duty:

26.10.5.1	to ensure that any payment or other financial benefit in respect of any of the Secured Assets is duly and punctually paid, received or collected; or

26.10.5.2
to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Secured Assets.

26.11	Lenders' indemnity to the Facility Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within 3 (three) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document), including any cost, loss or liability incurred as a result of:

26.11.1	the taking, holding, protection or enforcement of the Transaction Security;

26.11.2	any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Secured Assets or the provisions of the Security Document;

26.11.3	the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Facility Agent by the Finance Documents or by law;

26.11.4	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

26.11.5	a claim of any kind made or asserted against the Facility Agent which would not have arisen but for the execution or enforcement of one or more Finance Documents; or

26.11.6	which otherwise relate to any of the Transaction Security or the performance of the terms of this Agreement.

26.12	Resignation of the Facility Agent

26.12.1	The Facility Agent may resign and appoint one of its Affiliates acting through an office in South Africa as successor by giving notice to the other Finance Parties and the Borrowers.

26.12.2
Alternatively the Facility Agent may resign by giving 30 (thirty) days' notice (or, at any time the Facility Agent is an Impaired Facility Agent, by giving any shorter notice determined by the Majority Lenders) to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Facility Agent.

26.12.3
If the Majority Lenders have not appointed a successor Facility Agent in accordance with Clause 26.12.2 above within 30 (thirty) days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrowers) may appoint a successor Facility Agent (acting through an office in South Africa).

26.12.4
The retiring Facility Agent or Impaired Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

26.12.5	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

26.12.6
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.12.7
After consultation with the Borrowers, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with Clause 26.12.2 above. In this event, the Facility Agent shall resign in accordance with Clause 26.12.2 above.

26.13	Confidentiality

26.13.1
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.13.2
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

26.14	Relationship with the Lenders

26.14.1
The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

26.14.1.1	entitled to or liable for any payment due under any Finance Document on that day; and

26.14.1.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than 5 (five) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.14.2
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.2.9) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and Clause 33.6.1.1 and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.15.1	the financial condition, status and nature of each member of the Group;

26.15.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.15.3
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.15.4
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.15.5
the right or title of any person in or to, or the value or sufficiency of any part of the charged property under the Security Document, the priority of any of the Transaction Security or the existence of any Security affecting the charged property under the Security Document.

26.16	Facility Agent's management time
Any amount payable to the Facility Agent under Clause 14.4 (Indemnity to the Facility Agent), Clause 16 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees).

26.17	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

27.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties
If a Finance Party (Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery, to the Facility Agent;

28.1.2
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

28.1.3
the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

28.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (Sharing Finance Parties) in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party's rights
On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (Redistributed Amount); and

28.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

28.5.1
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

28.5.2.1	it notified that other Finance Party of the legal or arbitration proceedings; and

28.5.2.2
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	CONTRACTUAL RECOGNITION OF BAIL-IN

29.1
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

29.1.1	any Bail-In Action in relation to any such liability, including (without limitation):

29.1.2	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

29.1.3	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

29.1.4	a cancellation of any such liability; and

29.1.5	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."

29.2	For the purposes of this Clause 29:

29.2.1	"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

29.2.2	"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

29.2.3	"Bail-In Legislation" means:

29.2.3.1
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time ;and

29.2.3.2
in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

29.2.4	"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

29.2.5	"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

29.2.6	"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

29.2.7
"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

29.2.8	"Write-down and Conversion Powers" means:

29.2.8.1
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

29.2.8.2	in relation to any other applicable Bail-In Legislation:

29.2.8.2.1
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

29.2.8.2.2	any similar or analogous powers under that Bail-In Legislation; and

29.2.8.3	in relation to any UK Bail-In Legislation:

29.2.8.3.1
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

29.2.8.3.2	any similar or analogous powers under that UK Bail-In Legislation.

30.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

30.1
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Documents or any other agreement or instrument that is a QFC (such support, QFC Credit Support and each such QFC a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States:

30.1.1
in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

30.2	For the purpose of this Clause 30:

30.2.1	BHC Act Affiliate of a party means an “affiliate” (as that term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;

30.2.2	Covered Entity means any of the following:

30.2.2.1	a covered entity as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

30.2.2.2	a covered bank as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

30.2.2.3	a covered FSI as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

30.2.2.4	Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

30.2.2.5	QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 11
ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Facility Agent

31.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) in USD for value by no later than 12h00 (Johannesburg time) on the due date and in such funds specified by the Facility Agent by way of a funds flow schedule or otherwise.

31.1.2	Payment shall be made to such account in South Africa with such bank as the Facility Agent specifies.

31.2	Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than 5 (five) Business Days' notice with a bank in South Africa in writing.

31.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

31.4.1
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

31.4.2
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

31.5	Partial payments

31.5.1
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

31.5.1.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

31.5.1.2	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

31.5.1.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

31.5.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

31.5.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 31.5.1.3 to 31.5.1.4 above.

31.5.3	Clauses 31.5.1.1 and 31.5.1.2 above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

31.7.1
Any payment which is due to be made in terms of any Finance Document on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

31.7.2
In the event that the day for performance of any obligation (other than a payment obligation) to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day.

31.7.3	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

31.8.1	Subject to Clauses 31.7.2 and 31.7.3 below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

31.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

31.8.3	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.9	Disruption to Payment Systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrowers that a Disruption Event has occurred:

31.9.1
the Facility Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

31.9.2
the Facility Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 31.9.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

31.9.3
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 31.9.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

31.9.4
any such changes agreed upon by the Facility Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and waivers);

31.9.5
the Facility Agent shall not be liable for any damages, costs or losses whatsoever arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.9; and

31.9.6	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 31.9.4 above.

31.10	Impaired Facility Agent

31.10.1
If, at any time, the Facility Agent becomes an Impaired Facility Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 31.1 (Payments to the Facility Agent) may instead either:

31.10.1.1	pay that amount direct to the required recipient(s); or

31.10.1.2
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of Clause 1.1.1 and in relation to which no insolvency event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

31.10.2	In each of Clauses 31.10.1.1 and 31.10.1.2 such payments must be made on the due date for payment under the Finance Documents.

31.10.3	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

31.10.4
A Party which has made a payment in accordance with this Clause 31.10 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

31.10.5
Promptly upon the appointment of a successor Agent in accordance with Clause 26.12 (Resignation of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 31.10.6 below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Facility Agent).

31.10.6	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

31.10.6.1	that it has not given an instruction pursuant to Clause 31.10.5 above; and

31.10.6.2	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.	SET OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

33.2.1	in the case of the Borrowers and the Parent:
Physical address:    Block 27
Randfontein Office Park
Cnr Main Reef Road and Ward Avenue
Randfontein
Fax number:    011 684 0188
Marked for the attention of:    The Company Secretary

33.2.2	in the case of Absa Bank Limited (acting through its Corporate and Investment Banking division) in its capacity as Mandated Lead Arranger, Bookrunner and Lender:
Physical address:    15 Alice Lane, Sandown, 2196
Fax number:    +27 (0)86 584 9890
Attention:     Transaction Managers
Email:    CIBAfricaPMClient@absa.africa
Shalini.Deandrade@absa.africa
Phalo.Msila@absa.africa

33.2.3	in the case of Citibank, N.A., London Branch in its capacity as Mandated Lead Arranger and Bookrunner:
Physical address:    Prosta 36 Street 00-838 Warsaw, Poland
Fax number:    + 48 (22) 692 99 40
Attention:     Loans Processing Unit
Email:    westerneuropeloans@citi.com

33.2.4	in the case of Citibank, N.A., Jersey Branch in its capacity as Lender:
Physical address:    Prosta 36 Street 00-838 Warsaw, Poland
Fax number:    + 48 (22) 692 99 40
Attention:     Loans Processing Unit
Email:    westerneuropeloans@citi.com

33.2.5	in the case of FirstRand Bank Limited (London Branch) in its capacity as Mandated Lead Arranger, Bookrunner and Lender:

Physical address:	Austin Friars House,
2-6 Austin Friars,
London,
EC2N 2HD,
United Kingdom

Telephone number:	+4420 793917777
Attention:     Loretta Mkabela
Email:    Loretta.Mkabela@rmb.co.za

33.2.6	in the case of J.P. Morgan Securities Plc in its capacity as Mandated Lead Arranger and Bookrunner:

Physical address:	25 Bank Street, Canary Wharf, Floor 24, London, E14 5JP, United Kingdom
Fax number:    +44 203 4930059
Attention:     Daniel E Brown
Email:    daniel.brown@jpmorgan.com
With a copy to:    cr_emea_ssa@jpmorgan.com

33.2.7	in the case of JPMorgan Chase Bank, N.A., London branch in its capacity as Lender:

Physical address:	25 Bank Street, Canary Wharf, Floor 24, London, E14 5JP, United Kingdom
Fax number:    +44 203 4930059
Attention:     Daniel E Brown
Email:    daniel.brown@jpmorgan.com
With a copy to:    cr_emea_ssa@jpmorgan.com

33.2.8	in the case of Absa Bank Limited (acting through its Corporate and Investment Banking division) as Facility Agent:
Physical address:    15 Alice Lane, Sandown, 2196
Fax number:    +27 (0)86 584 9890
Attention:     Head Facility Agent
Email:    xraAbcapAgency@absa.africa

33.2.9	in the case of any other Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than 5 (five) Business Days' notice.

33.3	Domicilia

33.3.1
Each of the Parties, chooses its physical address provided under or in connection with Clause 33.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in South Africa in connection with this Agreement or any other Finance Document may be served.

33.3.2
Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the 14th day after deemed receipt of the notice by the other Parties pursuant to Clause 33.4 (Delivery).

33.4	Delivery

33.4.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will:

33.4.1.1	if by way of fax, be deemed to have been received on the first Business Day following the date of transmission provided that the fax is received in legible form;

33.4.1.2	if delivered by hand, be deemed to have been received at the time of delivery; and

33.4.1.3	if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending, and provided, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if such communication or document is addressed to that department or officer, unless the contrary is proved.

33.4.2
Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

33.4.3	All notices from or to an Obligor shall be sent through the Facility Agent.

33.4.4	Any communication or document made or delivered to a Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.5	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

33.6	Electronic communication

33.6.1
Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

33.6.1.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

33.6.1.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

33.6.1.3	notify each other of any change to their address or any other such information supplied by them.

33.6.2
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

33.7	English language
Any notice or other document given under or in connection with any Finance Document must be in English.

33.8	Communication when Agent is Impaired Facility Agent
If the Facility Agent is an Impaired Facility Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Facility Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

34.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred and sixty) days (irrespective of whether the year in question is a leap year).

35.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term inoperable in this Clause 35 shall include, without limitation, inoperable by way of suspension or cancellation.

36.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

37.1.1
Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

37.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.1.3	No amendment or waiver contemplated by this Clause 37 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.

37.1.4	For the avoidance of doubt, any extension of the Facility in accordance with Clause 6.2 (Extension) shall not be an amendment or waiver for the purposes of this Clause 37.

37.2	Exceptions

37.2.1	An amendment or waiver that has the effect of changing or which relates to:

37.2.1.1	the definition of Majority Lenders in Clause 1.1 (Definitions);

37.2.1.2	a change to the date of payment of any amount under the Finance Documents;

37.2.1.3	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

37.2.1.4	an increase in or an extension of any Commitment;

37.2.1.5	a change to or release of the Borrowers or the Parent;

37.2.1.6	any provision which expressly requires the consent of all the Lenders;

37.2.1.7	Clause 2.2 (Finance Parties’ rights and obligations);

37.2.1.8	Clause 3.1 (Purpose);

37.2.1.9	Clause 12.3 (Tax indemnity);

37.2.1.10	Clause 13 (Increased costs);

37.2.1.11	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity);

37.2.1.12	Clause 24 (Changes to the Lenders);

37.2.1.13	Clause 47 (Governing law);

37.2.1.14	Clause 48 (Jurisdiction), or

37.2.1.15	the nature and scope of the Transaction Security;

37.2.1.16
the release of any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of any Transaction Security or relating to a sale or disposal of an asset which is the subject of the Transaction Security, shall not be made without the prior consent of all the Lenders.

37.2.2
An amendment or waiver which relates to the rights or obligations of the Facility Agent or any Arranger (each in its capacity as such) may not be effected without the consent of the Facility Agent or the relevant Arranger, as the case may be.

37.3	Replacement of Lender

37.3.1	If:

37.3.1.1	any Lender becomes a Non-Consenting Lender (as defined in Clause 37.3.4 below) or a Defaulting Lender; or

37.3.1.2
an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13.1 (Increased costs), Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax indemnity) to any Lender, then the Borrowers may, on 5 (five) Business Days' prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to a Lender or other bank, financial institution, trust, fund or other entity (Replacement Lender) selected by the Borrowers, which is acceptable to the Facility Agent and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Breakage Costs and other amounts payable in relation thereto under the Finance Documents.

37.3.2	The replacement of a Lender pursuant to this Clause 37.3 shall be subject to the following conditions:

37.3.2.1	the Borrowers shall have no right to replace the Facility Agent;

37.3.2.2	neither the Facility Agent nor the Lender or the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

37.3.2.3
in the event of a replacement of a Non-Consenting Lender or a Defaulting Lender such replacement must take place no later than 10 (ten) Business Days after the date on which that Lender is deemed a Non-Consenting Lender and in the case of a Defaulting Lender, after the notice referred in 37.3.1;

37.3.2.4	in no event shall the Lender replaced under this Clause 37.3 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

37.3.2.5
the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 37.3.1 above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer.

37.3.3
A Lender shall perform the checks described in Clause 37.3.2.5 above as soon as reasonably practicable following delivery of a notice referred to in Clause 37.3.1 above and shall notify the Facility Agent and the Borrowers when it is satisfied that it has complied with those checks.

37.3.4	In the event that:

37.3.4.1
the Borrowers or the Facility Agent (at the request of the Borrowers) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

37.3.4.2	the consent, waiver or amendment in question requires the approval of all the Lenders; and

37.3.4.3
Lenders whose Commitments aggregate, in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 80% (eighty per cent) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80% (eighty per cent) of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

37.4	Disenfranchisement of Defaulting Lenders

37.4.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

37.4.1.1	the Majority Lenders; or

37.4.1.2	whether:

37.4.1.2.1	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

37.4.1.2.2	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of Clauses 37.4.1.1 and 37.4.1.2 above.

37.4.2	For the purposes of this Clause 37.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

37.4.2.1	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

37.4.2.2	any Lender in relation to which it is aware that any of the events or circumstances referred to in Clauses 1.1.45.1, 1.1.45.2, 1.1.45.3 or 1.1.45.5,
unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.5	Changes to the Interest Rate Benchmark

37.5.1
The interest rate on a Loan denominated in USD may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signalled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks (i) may cease to comply with applicable laws and regulations, (ii) may be permanently discontinued, and/or (iii) the basis on which they are calculated may change. LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel any LIBOR panel bank, being a bank which contributes submissions to ICE LIBOR, to provide quotations to ICE Benchmark Administration Limited (together with any successor to ICE Benchmark Administration Limited, the IBA) for the purposes of the IBA administering LIBOR after 2021. As a result, it is possible that, commencing in 2022, LIBOR may no longer be available or deemed an appropriate reference rate upon which to determine the interest rate on Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Similar initiatives are already, or may in the future be, underway to identify new or alternative reference rates or, in some cases, adjust methodology for other interest rate benchmarks.

37.5.2	The Parties acknowledge that as a result of the circumstances described above:

37.5.2.1	LIBOR may no longer be available or LIBOR may no longer be deemed an appropriate reference rate for the purposes of calculating interest under this Agreement; and

37.5.2.2	amendments or waivers may be required in accordance with Clause 37.6 (Replacement of Screen Rate).

37.5.3
The Lenders do not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or another interest rate benchmark or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Clause 37.6 (Replacement of Screen Rate)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, LIBOR or such other interest rate benchmark or that it will have the same volume or liquidity as LIBOR or such other interest rate benchmark did prior to its discontinuance or unavailability.

37.6	Replacement of Screen Rate

37.6.1
Subject to Clause 34.2 (Exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

37.6.1.1	providing for the use of a Replacement Benchmark; and

37.6.1.2	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

37.6.1.2.1
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

37.6.1.2.2	implementing market conventions applicable to that Replacement Benchmark;

37.6.1.2.3	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

37.6.1.2.4
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders).

37.6.2	For the purpose of this Clause 34.5:

37.6.2.1
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

37.6.2.2	Replacement Benchmark means a benchmark rate which is:

37.6.2.2.1	formally designated, nominated or recommended as the replacement for a Screen Rate by:

37.6.2.2.1.1	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

37.6.2.2.1.2	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both sub-clauses, the "Replacement Benchmark" will be the replacement under sub-clause 37.6.2.2.1.2 above;

37.6.2.2.2	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

37.6.2.2.3	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Screen Rate.

37.6.2.3	Screen Rate Replacement Event means, in relation to a Screen Rate:

37.6.2.3.1	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed;

37.6.2.3.2
the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent provided that, at that time, there is no successor administrator to continue to provide that Screen Rate; or

37.6.2.3.3
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

37.6.2.3.4
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

37.6.2.3.5	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

37.6.2.3.6	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

37.6.2.3.7	in the opinion of the Majority Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

38.	CONFIDENTIALITY

38.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information
Any Finance Party may disclose:

38.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 38.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

38.2.2	to any other person:

38.2.2.1
to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under this Agreement and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

38.2.2.2
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

38.2.2.3
appointed by any Finance Party or by a person to whom Clause 38.2.2.1 or Clause 38.2.2.2 above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

38.2.2.4	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 38.2.2.1 or Clause 38.2.2.2 above;

38.2.2.5
to whom information is required (or which a Finance Party reasonably believes is required) or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

38.2.2.6	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

38.2.2.7	who is a Party; or

38.2.2.8	with the consent of the Borrowers,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

38.2.2.8.1
in relation to Clauses 38.2.2.1, 38.2.2.2 or 38.2.2.3 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

38.2.2.8.2
in relation to Clause 38.2.2.4 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

38.2.2.8.3
in relation to Clause 38.2.2.5 or Clause 38.2.2.6 above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

if any person to whom the Confidential Information is to be given pursuant to this Clause 38.2.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

38.2.3
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Entire agreement
This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

38.5.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 38.2.2.5 except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

38.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.6	Continuing obligations
The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) months from the earlier of:

38.6.1
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

38.6.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

39.1	Confidentiality and disclosure
The Facility Agent and the Borrowers agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by Clauses 39.1.1, 39.1.2 and 39.1.3 below.

39.1.1	The Facility Agent may disclose:

39.1.1.1	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrowers pursuant to Clause 8.4 (Notification of rates of interest); and

39.1.1.2
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

39.1.2	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrowers may disclose any Funding Rate, to:

39.1.2.1
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this Clause 39.1.2.1 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

39.1.2.2
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Borrowers, as the case may be, it is not practicable to do so in the circumstances;

39.1.2.3
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Borrowers, as the case may be, it is not practicable to do so in the circumstances; and

39.1.2.4	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

39.1.3
The Facility Agent's obligations in this Clause 39 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest), provided that (other than pursuant to Clause 39.1.1.1 above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

39.2	Related obligations

39.2.1
The Facility Agent and the Borrowers acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Borrowers undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

39.2.2	The Facility Agent and the Borrowers agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

39.2.2.1
of the circumstances of any disclosure made pursuant to Clause 39.1.2.2 above except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

39.2.2.2	upon becoming aware that any information has been disclosed in breach of this Clause 39.

40.	RENUNCIATION OF BENEFITS
Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

41.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	WAIVER OF IMMUNITY
Each Obligor irrevocably and unconditionally waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

43.	SOLE AGREEMENT
The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

44.	NO IMPLIED TERMS
No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document.

45.	EXTENSIONS AND WAIVERS
No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from any Finance Document and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document.

46.	INDEPENDENT ADVICE
Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Obligors acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.
SECTION 12
GOVERNING LAW AND ENFORCEMENT

47.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

48.	JURISDICTION

48.1
The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a Dispute).

48.2	The Parties agree that the court referred to above is the most appropriate and convenient court to settle Disputes and accordingly:

48.2.1	no Obligor will argue to the contrary;

48.2.1	each Obligor hereby waives any objection to the jurisdiction of that court on the grounds of venue or forum non conveniens or any similar grounds; and

48.2.2	each Obligor consents to service of process in any manner set out in Clause 49 (Service of Process) and any other manner permitted by applicable law.

48.3
This Clause 48 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

49.	SERVICE OF PROCESS
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than the Parent):

49.1	irrevocably appoints the Parent, as its agent for service of process in relation to any proceedings before the courts of South Africa in connection with any Finance Document; and

49.2	agrees that failure by an agent for service of process to notify the relevant Obligor of the process does not invalidate the proceedings concerned.
SCHEDULE 1
THE ORIGINAL PARTIES
PART I
THE ORIGINAL OBLIGORS

Name of Borrowers	Registration number (or equivalent, if any)
Golden Core Trade and Invest Proprietary Limited	2019/547039/07
Harmony Moab Khotsong Operations Proprietary Limited	2006/039120/07
Name of Original Guarantor	Registration number (or equivalent, if any)
Harmony Gold Mining Company Limited	1950/038232/06

PART II
THE ORIGINAL LENDERS

Name of Original Lender	Commitment (USD)
Absa Bank Limited (acting through its Corporate and Investment Banking division)	50 000 000
FirstRand Bank Limited (London Branch)	50 000 000

JPMorgan Chase Bank, N.A., London Branch	50 000 000

Citibank, N.A., Jersey Branch	50 000 000

SCHEDULE 2
CONDITIONS PRECEDENT

1.	Constitutional Documents and corporate authorisations

1.1	A copy of the constitutional documents of each Original Obligor.

1.2	A copy of a resolution of the board of directors of each Original Obligor:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

1.2.3
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

1.2.4	as may be required to comply with Section 45 and 46 of the Companies Act.

1.3	A specimen of the signature of each person authorised by the resolution referred to in Clause 1.2.2 above.

1.4
To the extent required with reference to the constitutional documents of an Obligor or by law (including under Section 45 and 46 of the Companies Act), a copy of a resolution duly passed by the holders of the issued shares of that Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party.

1.5
A certificate from each Original Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.6
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signature Date.

2.	Finance Documents

2.1	A duly executed copy of this Agreement and the Security Document.

2.2	Each Fee Letter duly executed by the Original Obligors.

2.3	The Funds Flow Statement.

3.	Security Documents

3.1	Resolutions by the board of directors of Golden Core resolving to give effect to any transfer of the shares following enforcement of the Transaction Security.

3.2
All documents and evidence required, pursuant to the terms of any of the Security Document, to be delivered promptly upon execution of such Security Document or otherwise prior to the first Utilisation Date. Such documents and evidence include originals of all required notices, share certificates and blank share transfer forms.

4.	Acquisition

4.1	Copies of all the duly executed Acquisition Documents.

4.2	A copy of each of the following relating to the Acquisition:

4.2.1	the Acquisition Structure Chart;

4.2.2	the latest base case financial model prepared by the Parent.

4.3	A certificate signed by a director of the Parent confirming that:

4.3.1	the Acquisition Documents have become unconditional and effective in accordance with their terms, save for any condition requiring that this Agreement must first become unconditional;

4.3.2	there has been no default under any Acquisition Document; and

4.3.3	there has been no amendment, variation, termination, cancellation or repudiation of any Acquisition Document (other than as disclosed to the Facility Agent).

5.	Legal opinions

5.1	A legal opinion of Bowmans, legal advisers to the Finance Parties, in a form acceptable to each Original Lender, in respect of the legality, validity and enforceability of the Finance Documents.

5.2
A legal opinion of Cliffe Dekker Hofmeyr, legal advisers to the Original Obligors in South Africa, in a form acceptable to each Original Lender, in respect of the capacity, power and authority of each Original Obligor to enter into the Finance Documents to which it is a party.

6.	Other documents and evidence

6.1	Evidence that all relevant waivers and/or consents required under the Existing Facilities in connection with the Facility have been obtained.

6.2
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document, including but not limited to any approvals required from the Financial Surveillance Department of the South African Reserve Bank.

6.3	The Original Financial Statements of the Parent and Harmony Moab.

6.4	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

6.5
Such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party) in order for the Facility Agent and each other Finance Party to carry out and be satisfied it has complied with all necessary know your customer or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

49.3
SCHEDULE 3
FORM OF UTILISATION REQUEST

From:    [Borrower]
To:    [Facility Agent]
Dated    [●]
Dear Sirs
[Borrower] – [●] Facility Agreement
dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)
Amount:    USD [●] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Conditions precedent to Utilisations generally) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	The Interest Period for this Loan is 3 Months.

6.	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
[Borrower]

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:    [●] as Facility Agent
From:    [The Existing Lender] (the Existing Lender) and [The new Lender] (the New Lender)
Dated:
[Borrower] – [●] Facility Agreement
dated [●] (the Agreement)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.4 (Procedure for Transfer):

2.1
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.4 (Procedure for Transfer).

2.2	The proposed Transfer Date is [●].

2.3
The Facility Office and address through which the New Lender will perform its obligations, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.3.3 (Limitation of responsibility of Existing Lenders).

4.	The New Lender agrees that it shall assume the same obligations towards each other Finance Party under the Finance Documents as if it had been an Original Lender.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by South African law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Annexure - Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office, address, fax number and attention details for notices and account details for payments,]

[Existing Lender]    [New Lender]
By:    By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].
[Facility Agent]
By:

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

To:    [●] as Facility Agent
From:    [Borrower]
Dated:
Dear Sirs

[Borrower] – [●] Facility Agreement
dated [●] (the Agreement)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified with reference to Clause 20.1(Financial Covenants)]

3.	[We confirm that no Default is continuing.]
Signed:        …............            …............
Director                Director
Of                Of
[Borrower]            [Borrower]

[insert applicable certification language]

…..................
for and on behalf of [name of auditors of the Borrower]

SCHEDULE 7
PART A
EXISTING SECURITY

Name of Group Member	Security	Total Principal Amount of Indebtedness Secured at Signature Date
Harmony Gold Mining Co Ltd	Agreement for Sale of Interest in Royalty Deed dated 10 November 2008 between the Parent, Abelle Limited, Wafi Mining Limited and Rio Tinto Limited (ABE0063003)(WAF0002013)	Contingent Liability (Deferred Cash Consideration of US$10,000,000 payable on occurrence of decision to mine/commencement of infrastructure construction)
SCHEDULE 8
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	as of 11am Johannesburg time on the date which is 4 (four ) Business Days prior to the proposed Utilisation Date
Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	as of 11am Johannesburg time on the date which is 3 (three) Business Days prior to the proposed Utilisation Date
LIBOR is fixed	Quotation Day as of 11:00 a.m. London time
SCHEDULE 9
DISCLOSED POTENTIAL ENVIRONMENTAL CLAIM
Potential environmental claims:
Dispute between the Group and Mr. Pitas in the Free State. Mr. Pitas had previously lodged an application to revoke one of the Group’s mining rights in the Free State and has claimed R45m damages, arising out of an alleged failure by the Group to comply with its rehabilitation obligations. Harmony has completed all the rehabilitation work required in terms of a court order obtained by Mr Pitas and do not expect any further demands in this regard.
SCHEDULE 10
DISCLOSED LOANS
In July 2018, Harmony entered into a four-year loan with Westpac Bank of US$24 million to finance the acquisition of fleet equipment for the group’s PNG operations. The loan is repayable in quarterly instalments and bears interest at a rate of LIBOR + 3.2%.
PGK45,000,000 Lease Facility Agreement between Morobe Consolidated Goldfields Limited as borrower and Westpac Banking Corporation dated on or about December 2019 to finance mine fleet equipment. At 9 June 2020 the exchange rate of the Papua New Guinean Kina was US$1 = PGK3.55
SCHEDULE 11
PERMITTED TRANSFEREES

1. Local banks
Absa Bank Limited FirstRand Bank Limited The Standard Bank of South Africa Limited Nedbank Limited Investec Bank Limited Any fund managed and/or controlled by any of the aforesaid local banks
2. Foreign banks

ABN Amro Bank N.V.
Deutsche Bank Group AG
Standard Chartered Bank
Barclays Bank PLC
UBS
Citibank
SMBC (Sumitomo Mitsui Banking Corporation)
Fortis
Royal Bank of Scotland
HSBC Bank plc
Bank of China Limited, Johannesburg Branch
Bank of Taiwan
China Construction Bank
China Development Bank
Industrial & Commercial Bank of China (ICBC)
Credit Agricole
Bank of Taiwan
BNP Paribas
West LB
Allied Irish
Societe Generale
Goldman Sachs
J.P. Morgan
Credit Suisse
Macquarie Bank
Westpac Banking Corporation
National Australia Bank
Australia and New Zealand Banking Group Limited
State Bank of India
Bank of America Merill Lynch
Natixis
The Bank of Tokyo-Mitsubishi Limited\
First Bank of Nigeria
Ecobank
Zenith Bank
Bank of South Pacific Limited
ICIC Bank
Caterpillar Financial Services Corporation

3. DFIs
African Development Bank
DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH
Emerging Africa Infrastructure Fund
European Investment Bank (EIB)
Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (“FMO”)
International Finance Corporation (IFC)
Kreditanstalt fuer Wiederaufbau (KfW)
Kreditanstalt fuer Wiederaufbau – IPEX
OPEC Fund for International Development (OFID)
Development Bank of Southern Africa (DBSA)
Industrial Development Corporation (IDC)
Proparco
African Finance Corporation (AFC)
PTA Bank
Any fund managed and/or controlled by any of the aforesaid financial institutions

4. Other financial institutions

Old Mutual Specialised Finance (Proprietary) Limited
Old Mutual Life Assurance Company (South Africa) Limited
Sanlam Capital Markets Limited
Sanlam Life Insurance Limited
Futuregrowth Asset Management (Pty) Ltd
Liberty Group Limited
MMI Holdings Limited
Mergence Investment Managers (Pty) Ltd
Metropolitan Insurance Company Limited
Metropolitan Life Limited
Taquanta Asset Management
Coronation Fund Managers Limited
RMB Asset Management
Mezzanine Partners 1 GP (Proprietary) Limited
Titan Share Dealers (Proprietary) Limited
Venfin Share Dealers (Proprietary) Limited
Investec Asset Management (Proprietary) Limited
Public Investment Corporation
Absa Asset Managers
Stanlib
Vantage Capital Group (Proprietary) Limited
Prudential Portfolio Managers South Africa (Proprietary) Limited
Fairtree Asset Management
Saffron Asset Management
Cadiz Asset Management
Tantulum Asset Management
Atlantic Asset Management
Momentum Asset Managers
Hollard Group
Peregrine Holdings
Any fund managed and/or controlled by any of the aforesaid financial institutions. Any affiliates, subsidiaries or holding companies of and of the banks or financial institutions listed in this 0 and any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

SCHEDULE 12
COMPANIES TO BE WOUND UP/REORGANISED

1.	To be de-registered/wound up (South Africa):

1.1	Harmony Gold Management Services Proprietary Limited

1.2	Potchefstroom Gold Holdings Proprietary Limited

1.3	Coreland Property Management Company Proprietary Limited

1.4	Potchefstroom Gold Areas Limited

1.5	Virginia Salvage Proprietary Limited

1.6	Harmony Engineering Proprietary Limited

1.7	Musuku Benefication Systems Proprietary Limited

1.8	Remaining Extent of Portion 15 Wildebeesfotein Proprietary Limited

1.9	Harmony Precision Casting Proprietary Limited

1.10	Harmony Pharmacies Proprietary Limited

2.	To be de-registered/wound up (Australia and/or PNG):

2.1	New Hampton Goldfields Limited ACN 53 009 193 999

2.2	Harmony Gold Securities Pty Limited ACN 099 119 909

2.3	Harmony Gold W.A. Pty Limited ACN 099 119 918

2.4	Harmony Gold Operations Limited ACN 005 482 842

•	SIGNATURE PAGES -

Borrower

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of
HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED (AS BORROWER)

/s/ Herman Machiel Perry
Signatory: Herman Machiel Perry
Capacity:
Who warrants his authority hereto

/s/ Velile Phillip Tobias
Signatory: Velile Phillip Tobias
Capacity:
Who warrants his authority hereto

Borrower

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of
GOLDEN CORE TRADE AND INVEST PROPRIETARY LIMITED (AS BORROWER)

/s/ Melanie Naidoo-Vermaak
Signatory:Melanie Naidoo-Vermaak
Capacity:
Who warrants his authority hereto

/s/ Neil Terblanche
Signatory: Neil Terblanche
Capacity:
Who warrants his authority hereto

The Parent

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED (AS PARENT)

/s/ Peter William Steenkamp
Signatory: Peter William Steenkamp
Capacity: Chief Executive Officer
Who warrants his authority hereto

/s/ Boipelo Lebuka
Signatory: Boipelo Lebuka
Capacity: Financial Director
Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)
(AS MANDATED LEAD ARRANGER, BOOKRUNNER AND ORIGINAL LENDER)

/s/ Matthew Duggan
Signatory: Matthew Duggan
Capacity: Head of Syndicate
Who warrants his authority hereto

/s/ Shalani De Andrade
Signatory: Shalani De Andrade
Capacity: Principle Syndicate
Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)
(AS FACILITY AGENT)

/s/ Ameeth Lakhani
Signatory: Ameeth Lakhani
Capacity: Authorised
Who warrants his authority hereto

/s/ Theresho Mathete
Signatory: Theresho Mathete
Capacity: Authorised
Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of
FIRSTRAND BANK LIMITED (LONDON BRANCH) (AS MANDATED LEAD ARRANGER, BOOKRUNNER AND ORIGINAL LENDER)

/s/ Colin Wakefield
Signatory: Colin Wakefield
Capacity: Authorised Signatory
Who warrants his authority hereto

/s/ Diane Giddy
Signatory: Diane Giddy
Capacity: Authorised Signatory
Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of CITIBANK, N.A., LONDON BRANCH (AS MANDATED LEAD ARRANGER AND BOOKRUNNER) /s/ Adrian Bain Signatory: Adrian Bain Capacity: Vice President Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of CITIBANK, N.A., JERSEY BRANCH (AS ORIGINAL LENDER) /s/ Jitendra Pal Signatory: Jitendra Pal Capacity: Vice President Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of JPMORGAN CHASE BANK, N.A., LONDON BRANCH (AS ORIGINAL LENDER) /s/ Isabelle Nino Signatory: Isabelle Nino Capacity: Executive Director Who warrants his authority hereto

SIGNED at _________________ on this the 15th day of June 2020.

For and on behalf of J.P. MORGAN SECURITIES PLC (AS MANDATED LEAD ARRANGER AND BOOKRUNNER) /s/ Isabelle Nino Signatory: Isabelle Nino Capacity: Executive Director Who warrants his authority hereto